Exhibit 99.1

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended

December 31, 2006, 2007, and 2008

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended December 31, 2006, 2007, and 2008

Report of Independent Auditors

To the Board of Directors and Shareholders of

  White Mountains Re Group, Ltd.:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of White Mountains Re Group, Ltd. (the “Company”), at December 31, 2008 and December 31, 2007 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, White Mountains Re Group, Ltd. changed its method for accounting for certain invested assets and variable annuity liabilities in 2008.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 10, 2009

White Mountains Re Group, Ltd.

Consolidated Balance Sheets

As of December 31, 2007 and 2008

($ in millions, except share and per share amounts)

	2007	2008
ASSETS
Fixed maturity investments, at fair value (amortized cost $3,872.7 and $3,111.3)	$3,861.2	$3,072.4
Equity securities, at fair value (cost $586.5 and $261.7)	665.1	262.5
Other long term investments, at fair value (cost $244.8 and $253.5)	249.3	220.6
Short-term investments, at amortized cost (which approximates fair value)	828.7	1,007.8
Convertible fixed maturities, at fair value (cost $96.9 and $67.9)	96.9	63.4
Total investments	5,701.2	4,626.7
Cash	71.4	95.3
Reinsurance recoverable on unpaid losses	806.4	545.7
Reinsurance recoverable on paid losses	35.8	25.2
Funds held by ceding companies	355.0	296.4
Securities lending collateral	222.7	119.3
Reinsurance premiums receivable	254.5	220.4
Investment in unconsolidated affiliates	—	128.4
Prepaid reinsurance premiums	54.2	44.3
Deferred policy acquisition costs	136.9	97.9
Deferred tax asset	139.7	393.6
Accrued Investment income	48.1	39.2
Amount receivable on unsettled investment sales	72.9	29.2
Amount due from WM Life Re	12.7	467.1
Other assets	111.1	318.2
Total assets	$8,022.6	$7,446.9
LIABILITIES, MINORITY INTEREST, AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,470.7	$3,034.7
Reserves for structured contracts	1.3	0.6
Unearned premiums	563.7	475.3
Securities lending payable	222.7	127.1
Debt	435.2	430.0
Deferred tax liability	354.2	306.0
Deferred gain on reinsurance ceded	27.6	20.9
Ceded reinsurance payable	20.7	31.7
Funds held under reinsurance treaties	87.7	69.5
Amount payable on unsettled investment purchases	3.6	0.6
Variable annuity benefit guarantee	12.7	467.1
Other liabilities	275.1	266.0
Total liabilities	5,475.2	5,229.5
Minority interest	74.4	60.6
Shareholders’ Equity
Common shares, $1 par value per share; authorized: 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares, $0.01 par value per share; 250,000 shares	—	—
Paid-in capital	2,017.5	2,010.6
Retained earnings	329.9	211.2
Accumulated other comprehensive income (loss), after-tax	125.5	(65.1)
Total shareholders’ equity	2,473.0	2,156.8
Total liabilities, minority interest, and shareholders’ equity	$8,022.6	$7,446.9

See accompanying notes to the consolidated financial statements,

including Note 15 for Commitments and Contingencies.

White Mountains Re Group, Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Years Ended December 31, 2006, 2007, and 2008

($ in millions)

	2006	2007	2008
REVENUES
Gross premiums written	$2,071.9	$1,952.0	$1,752.3
Net premiums written	$1,737.2	$1,752.4	$1,607.2

Net earned premiums	$1,549.2	$1,775.0	$1,682.3
Net investment income	201.8	227.0	199.3
Net realized investment gains (losses)	76.1	67.9	(226.4)
Net unrealized investment (losses)	—	—	(126.8)
Other revenue (expenses)	47.8	2.1	(8.2)
TOTAL REVENUES	1,874.9	2,072.0	1,520.2

EXPENSES
Loss and loss adjustment expenses	1,064.4	1,166.8	1,271.7
Policy acquisition expenses	394.4	443.5	340.1
Other underwriting expenses	94.7	118.3	100.4
General and administrative expenses	29.3	23.6	43.9
Accretion of fair value adjustment to loss and loss adjustment expense reserves	1.5	5.4	4.9
Interest expense on debt	3.9	23.2	26.2
TOTAL EXPENSES	1,588.2	1,780.8	1,787.2

Pre-tax income (loss)	286.7	291.2	(267.0)
Income tax (expense) benefit	(45.3)	(66.7)	263.5

INCOME (LOSS) BEFORE MINORITY INTEREST, EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE AND EXTRAORDINARY ITEM	241.4	224.5	(3.5)
Minority interest	(7.8)	(7.1)	5.7
Equity (loss) in earnings of unconsolidated affiliates	26.6	—	(21.5)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	260.2	217.4	(19.3)

Excess of fair value of acquired net assets over cost (See Note 2)	21.4	—	4.2
NET INCOME (LOSS)	281.6	217.4	(15.1)

Dividends on preference shares	—	(11.3)	(18.8)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDER	$281.6	$206.1	$(33.9)

COMPREHENSIVE INCOME (LOSS)
NET INCOME (LOSS)	$281.6	$217.4	$(15.1)
Net change in unrealized (losses) from unconsolidated affiliate	(25.7)	—	(0.8)
Net change in foreign currency translation	46.4	61.8	(173.4)
Net change in unrealized gain (loss) for investments held	37.6	(14.3)	—
Net change in interest rate swap	—	(2.3)	(0.2)
Net change in OneBeacon pension liability (See Note 11)	—	—	(1.0)
Recognition of net unrealized (losses) gains for investments sold	(40.6)	33.4	—
COMPREHENSIVE INCOME (LOSS)	$299.3	$296.0	$(190.5)

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2006, 2007, and 2008

($ in millions)

		Common /		Accumulated
		preference		other
	Total	shares and		comprehensive
	shareholders’	paid-in	Retained	income,
	equity	capital	earnings	after-tax

BALANCES AT JANUARY 1, 2006	$2,019.0	$1,638.5	$350.6	$29.9

Cumulative effect adjustment for hybrid instruments	—	—	0.7	(0.7)
Net income	281.6	—	281.6	—
Net change in unrealized investment losses	(28.7)	—	—	(28.7)
Net change in foreign currency translation	46.4	—	—	46.4
Common dividends	(45.8)	—	(45.8)	—
Capital contribution from parent	106.1	106.1	—	—

BALANCES AT DECEMBER 31, 2006	$2,378.6	$1,744.6	$587.1	$46.9

Cumulative effect adjustment for taxes (FIN-48)	2.7	—	2.7	—
Net income	217.4	—	217.4	—
Net change in unrealized investment gains	19.1	—	—	19.1
Net change in foreign currency translation	61.8	—	—	61.8
Common dividends	(466.0)	—	(466.0)	—
Issuance of preference shares, net of issuance cost	246.0	246.0	—	—
Dividends on preference shares	(11.3)	—	(11.3)	—
Capital contribution from parent	27.0	27.0	—	—
Net change in interest rate swap	(2.3)	—	—	(2.3)

BALANCES AT DECEMBER 31, 2007	$2,473.0	$2,017.6	$329.9	$125.5

Cumulative effect adjustment (FAS 159)	—	—	15.2	(15.2)
Net (loss)	(15.1)	—	(15.1)	—
Net change in unrealized investment gains	(0.8)	—	—	(0.8)
Net change in foreign currency translation	(173.4)	—	—	(173.4)
Common dividends	(100.0)	—	(100.0)	—
Dividends on preference shares	(18.8)	—	(18.8)	—
Premium on purchase of OneBeacon shares (See Note 11)	(6.9)	(6.9)	—	—
Net change in interest rate swap	(0.2)	—	—	(0.2)
Net change in OneBeacon pension liability (See Note 11)	(1.0)	—	—	(1.0)

BALANCES AT DECEMBER 31, 2008	$2,156.8	$2,010.7	$211.2	$(65.1)

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2006, 2007, and 2008

($ in millions)

	2006	2007	2008
CASH FLOWS FROM OPERATIONS:
Net income (loss)	$281.6	$217.4	$(15.1)
Charges (credits) to reconcile net income (loss) to net cash used for operations:
Net realized investment losses (gains)	(76.1)	(67.9)	253.0
Net unrealized investment losses	—	—	87.7
Realized gains on sale of consolidated subsidiaries	(14.0)	(10.0)	(12.3)
Excess of fair value of acquired net assets over cost (See Note 2)	(21.4)	—	(4.2)
Undistributed equity in earnings (loss) of unconsolidated insurance affiliate	(11.0)	—	21.5
Other operating items:
Net change in loss and loss adjustment expense reserves	(820.8)	(416.8)	(40.9)
Net change in reinsurance recoverable on paid and unpaid losses	492.5	438.1	112.2
Net change in reinsurance balances and funds held, net	224.4	215.1	10.0
Net change in unearned premiums	47.3	(32.8)	(20.7)
Net change in reserves for structured contracts	(78.5)	(146.0)	(0.5)
Net change in deferred policy acquisition costs	(56.9)	11.3	28.6
Net change in current and deferred income taxes, net	64.4	43.3	(249.3)
Net change in other assets and liabilities, net	22.4	(17.4)	(19.7)
NET CASH PROVIDED BY OPERATIONS	53.9	234.3	150.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in short-term investments	(272.3)	13.7	(242.7)
Sales of fixed maturities and convertible fixed maturity investments	2,336.7	3,883.2	2,174.7
Maturities, calls and paydowns of fixed maturity and convertible fixed maturity investments	320.2	434.3	697.7
Sales of common equity securities	175.5	320.8	380.7
Sales of consolidated subsidiaries, net of cash sold	122.2	26.2	(0.3)
Sale of unconsolidated affiliate	249.3	—	—
Purchases of fixed maturities and convertible fixed maturity investments	(2,857.0)	(4,317.3)	(2,396.2)
Purchases of common equity securities	(120.9)	(685.2)	(213.5)
Purchases of consolidated subsidiaries, net of cash acquired	(33.0)	—	(167.1)
Purchases of unconsolidated affiliates	—	—	(229.7)
Net change in other long-term investments	30.2	(33.7)	(36.4)
Net change in unsettled investment purchases and sales	20.5	(104.2)	40.7
Other, net	0.2	0.2	(1.0)
NET CASH USED IN INVESTING ACTIVITIES	(28.4)	(462.0)	6.9
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preference shares, net of issuance costs	—	246.0	—
Issuance of senior notes, net of issuance costs	—	394.4	—
Payment of parent company debt	(116.0)	—	—
Payment of external debt	(7.0)	—	—
Interest rate swap agreements	—	(2.4)	—
Cash dividends paid to parent	(31.1)	(412.0)	(100.0)
Cash dividends paid on preference shares	—	(11.3)	(18.8)
Capital contributions from parent	58.7	23.0	—
Return of capital to parent	—	—	(6.9)
NET CASH FLOW (USED IN) PROVIDED BY FINANCING ACTIVITIES	(95.4)	237.7	(125.7)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	8.4	5.3	(7.7)
NET (DECREASE) INCREASE IN CASH DURING THE YEAR	(61.5)	15.3	23.9
CASH, BEGINNING OF YEAR	117.6	56.1	$71.4
CASH, END OF YEAR	$56.1	$71.4	$95.3
SUPPLEMENTAL CASH FLOW INFORMATION
NON-CASH FINANCING ACTIVITIES:
Dividend of certain investments to parent	$(14.7)	$(54.0)	$—
Capital contributions from parent	$45.5	$4.0	$—
Capital contributions of deferred gain on Sirius America Insurance Company sale from parent	$1.9	$—	$—

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 1.        Organization

White Mountains Re Group, Ltd. (the “Company” or “White Mountains Re”) is an exempted Bermuda limited liability company whose wholly-owned subsidiaries provide reinsurance on a worldwide basis; White Mountains Reinsurance Company of America (“WMRe America”), formerly known as Folksamerica Reinsurance Company, Sirius International Insurance Company (“WMRe Sirius”) and White Mountains Re Bermuda, Ltd. (“WMRe Bermuda”). The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains shares are listed on the New York Stock Exchange.

WMRe America is a reinsurance company domiciled in the state of New York and mainly underwrites property, casualty, agriculture and accident and health reinsurance primarily in the United States of America, Canada, Continental Europe, Latin America, and the Caribbean. Virtually all non-affiliated assumed reinsurance is obtained through reinsurance intermediaries. Sirius America Insurance Company (“Sirius America”) was a wholly-owned subsidiary of WMRe America through August 3, 2006 (see Note 2) and was acquired in 2004. Sirius America was a property and casualty insurance company domiciled in the state of Delaware and was licensed to write direct insurance business through general agents and managing general agents in the United States of America. Stockbridge Insurance Company (“Stockbridge”) was a wholly-owned subsidiary of WMRe America through November 1, 2007. Stockbridge was a Minnesota domiciled run-off insurance company that was acquired on December 22, 2006 (See Note 2) by WMRe America. Commercial Casualty Insurance Company (“CCIC”) was a wholly-owned subsidiary of Folksamerica Holding Company (“Folksamerica Holdings”), the parent company of WMRe America. CCIC is a California domiciled insurance company that was acquired in 2004 and subsequently placed into voluntary run-off. During 2008, the Company sold its investment in CCIC as a part of the Berkshire Exchange (See Note 2).

WMRe Sirius is a reinsurance company that is domiciled in Sweden with branch offices in Stockholm; London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; Copenhagen, Denmark; and Hamburg, Germany. WMRe Sirius primarily provides property, casualty, aviation and space, accident and health reinsurance throughout Europe, North America, Central America, South America and Asia.

WMRe Bermuda is a Class 3 Bermuda reinsurance company licensed to write multi-line reinsurance. In 2007, White Mountains Re increased the capital of WMRe Bermuda, and in 2008, WMRe Bermuda commenced underwriting reinsurance.

White Mountains Re Solutions specializes in the acquisition and management of runoff insurance and reinsurance companies both in the United States and internationally. Formed in 2000, the White Mountains Re Solutions team is comprised of financial, legal, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital.

White Mountains Re Underwriting Services, Ltd. (“WMRUS”) is a reinsurance advisory company specializing primarily in property and other short-tailed lines of reinsurance. WMRUS provides underwriting advice and reinsurance portfolio analysis services to WMRe America and WMRe Sirius through December 31, 2008. On June 30, 2008, WMRe Bermuda commenced underwriting most of the WMRUS referred business previously underwritten by WMRe America and WMRe Sirius. WMRe Bermuda can still advise business to WMRe Sirius or WMRe America based on the client’s request.

Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”) is a multi-line reinsurance company which was acquired in 2004 along with WMRe Sirius and has been in run-off since 2002.

White Mountains Re purchased Tuckerman Capital II, LP fund (“Tuckerman Fund II”) effective June 30, 2008.  It is consolidated in White Mountains Re’s financial results from that point forward.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

During the years ended December 31, 2006, 2007 and 2008, the Company received approximately 60%, 59%, and 48% of its non-affiliated gross reinsurance written premiums from three major, third-party reinsurance intermediaries as follows:

	Year Ended December 31,
	2006	2007	2008
AON Re/Benfield(1)	39%	35%	30%
Guy Carpenter	12	17	12
Willis Re	9	7	6
	60%	59%	48%

(1)  AON Re acquired Benfield during 2008

During the years ended December 31, 2006, 2007 and 2008, the Company received no more than 10% of its gross reinsurance premiums from any individual ceding company (excluding amounts assumed from Esurance — See Note 14)

The following table shows White Mountains Re’s net written premiums by geographic region for the years ended December 31, 2006, 2007 and 2008 (in millions):

	Year Ended December 31,
	2006	2007	2008
United States	$1,312.0	$1,353.4	$1,244.3
Europe	314.4	306.8	303.3
Canada, the Caribbean and Latin America	37.8	21.1	5.4
Asia and Other	73.0	71.1	54.2
Total	$1,737.2	$1,752.4	$1,607.2

White Mountains Re conducts a significant portion of its business outside of the United States. As a result, a substantial portion of the Company’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk.  Significant changes in foreign exchange rates may adversely affect the Company’s financial condition or results of operations. White Mountains Re’s foreign assets and liabilities are valued using period-end exchange rates and its foreign revenues and expenses are valued using average exchange rates. Foreign currency exchange rate risk is the risk that White Mountains Re will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

On April 2, 2007, White Mountains contributed its investment in Galileo Weather Risks Advisors Limited, a United Kingdom domiciled company and Galileo Weather Risk Management Ltd., a Bermuda domiciled company (collectively, “Galileo”) to the Company. Galileo provides products for the weather risk management business. Galileo sells its weather risk management products as derivatives that are designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. Galileo then manages its weather derivative portfolio through the employment of a variety of risk management strategies to preserve its expected margins. These strategies include geographical diversification of risk exposures and economic hedging through the use of derivatives traded in both the over-the-counter and exchange-traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties.

To reduce its capital at risk, in October 2008 Galileo entered into a collateralized excess of loss and surplus share contract which had the effect of capping Galileo’s value-at-risk at $12 million for the 2008-2009 winter season, down from its original intent of $75 million. Galileo’s book does include exposures beyond the 2008-2009 winter season, however all but two transactions run off in 2009. In connection with this risk-

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

reduction strategy, White Mountains extracted $25 million in capital from Galileo during the fourth quarter of 2008 and has extracted an additional $30 million during the first quarter of 2009 (see Note 23).  At December 31, 2008, Galileo had total assets of $84 million and shareholder’s equity of $45 million.

Beginning in October 2008, WMRe Bermuda agreed to provide guarantees of the obligations of Galileo to Galileo’s counterparty in certain weather related product transactions. The guarantees require WMRe Bermuda to pay the full amount of Galileo’s obligations to the counterparty in the event of Galileo’s failure to pay these obligations. In the event of a payment, WMRe Bermuda would be eligible to exercise all of the rights of the counterparty against Galileo. As of December 31, 2008, WMRe Bermuda had ten outstanding guarantees of Galileo transactions, the total principal amount of which was approximately $84 million.

NOTE 2.        Acquisitions and Dispositions

The Company has completed the following transactions:

•                  On August 3, 2006, the Company sold its wholly-owned subsidiary, Sirius America, to an investor group led by Lightyear Capital for $138.8 million in cash, which was $16.9 million above the book value of Sirius America at the time of the sale. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity (Lightyear Delos Acquisition Company or “Delos”) and accounts for its remaining interest in Sirius America on the equity method. The Company recognized a gain of $14.0 million ($9.1 million after-tax) on the sale through other revenues in 2006 and White Mountains has deferred $2.9 million ($1.9 million after-tax) of the gain related to its remaining equity interest in Sirius America. In 2008, the Company re-acquired the 18% ownership interest in Delos (See Note 9).

•                  On December 22, 2006, White Mountains Re acquired Mutual Service Casualty Insurance Company (“Mutual Service”), a Minnesota-domiciled, run-off insurer for $34 million in cash. Mutual Service was renamed Stockbridge Insurance Company (“Stockbridge”) as part of a sponsored demutualization and conversion to a stock company which was formerly affiliated with Illinois-based Country Insurance & Financial Services (“Country”). As part of the transaction, Country provided Stockbridge with approximately $25 million of reinsurance protection in excess of Stockbridge’s carried reserves as of September 30, 2006. White Mountains Re did not acquire any infrastructure or employees and managed Stockbridge’s run-off administration through the use of a TPA under White Mountains Re’s direction. On October 1, 2007, substantially all of the assets and liabilities of Stockbridge were transferred to WMRe America through a Transfer and Assumption Agreement. During the fourth quarter of 2007, White Mountains Re sold its 100% ownership interest in Stockbridge to a third party for approximately $26 million.

•                  During the first quarter of 2008, White Mountains entered into an exchange agreement with Berkshire Hathaway Inc.(“Berkshire”) to transfer certain run-off businesses and a substantial amount of cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire (the “Berkshire Exchange”). On October 31, 2008, the Company sold its investment in the Commercial Casualty Insurance Company (“CCIC”) to White Mountains for a $53.0 million promissory note.

•                  On January 7, 2008, the Company acquired Helicon Re Holdings, Ltd. for approximately $150.2 million, which resulted in the recognition of an extraordinary gain of $4.2 million. Helicon Re Holdings, Ltd. is the parent of Helicon Reinsurance Company, Ltd. (“Helicon”), which in 2006 and 2007 provided quota share retrocessional coverage to the Company.

•                  At June 30, 2008, White Mountains Re purchased White Mountains’ investment in Tuckerman Fund II (See Note 10).

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

•                  On August 15, 2008, the Company purchased 5,524,862 shares of OneBeacon Insurance Group, Ltd. (“OneBeacon”), a majority-owned subsidiary of White Mountains, for $100.0 million in cash. The Company recorded its investment in OneBeacon at its book value of $93.1 million, resulting in a $6.9 million return of capital to White Mountains (See Note 11).

NOTE 3.        Summary of Significant Accounting Policies

The Company’s consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“US GAAP”). The following is a description of the significant accounting policies and practices employed by the Company.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities (See Note 8). All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements include all adjustments considered necessary by management to fairly present the Company’s financial position, its results of operations and its cash flows.

Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Investments

At December 31, 2008 White Mountains Re’s invested assets comprise securities and other investments held for general investment purposes.  White Mountains Re’s’ portfolio of fixed maturity investments and common equity securities held for general investment purposes were classified as available for sale (“AFS”) for the year ended December 31, 2007. Effective January 1, 2008, upon adoption of FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), the portfolio of fixed maturity investments and common equity securities held for general investment purposes were reclassified as trading.  See Recently Adopted Changes in Accounting Principles section below for further discussion. AFS and trading securities are reported at fair value as of the balance sheet date as determined by quoted market prices when available. Net unrealized investment gains and losses on AFS securities were reported net, after-tax, as a separate component of shareholder’s equity with changes therein, net of the effect of adjustments for minority interest and taxes, reported as a component of other comprehensive income. Changes in unrealized gains and losses on trading securities are reported, pre-tax, in revenues. Realized investment gains and losses on AFS and trading securities are calculated using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are accreted to income over the anticipated life of the investment.

White Mountains Re has invested in mortgage-backed and asset-backed securities which are carried at fair value within fixed maturity investments.  White Mountains Re’s investments in debt securities, including asset-backed securities, are generally valued using matrix and other pricing models. Key inputs in a typical valuation are benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds. Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life. At December 31, 2008, the market for White Mountains Re’s investments in asset-backed securities remained active and accordingly, White Mountains Re did not adjust the fair value estimates for the effect of illiquidity.

Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, the financial health of and specific prospects for the issuer and the ability and intent to hold the investment to recovery. Investment losses that are other than temporary are recognized in earnings.

Short-term investments consist of money market funds, certificates of deposit and other securities which mature or become available for use within one year.  Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2007 and December 31, 2008.

Investments in limited partnerships

Other investments comprise White Mountains Re’s investments in limited partnerships, hedge fund and private equity interests. Prior to January 1, 2008, changes in White Mountains Re’s interest in limited partnerships accounted for using the equity method were included in net realized investment gains (losses) and changes in White Mountains Re’s interest in limited partnerships not accounted for under the equity method were reported, after-tax, as a component of shareholders’ equity, with changes therein reported as a component of other comprehensive income. Effective January 1, 2008, in connection with its adoption of FAS 159 (See Recently Adopted Changes in Accounting Principles section below for further discussion) White Mountains Re made the fair value election for most of its limited partnership investments in hedge funds and private equity interests. For the limited partnership investments for which White Mountains Re has made the fair value election, changes in fair value are reported in revenues on a pre-tax basis. For those investment limited partnerships for which White Mountains Re has not made the fair value election, White Mountains Re continues to account for its interests under the equity method.

Securities lending

White Mountains Re participates in a securities lending program as a mechanism for generating additional investment income. Under the security lending arrangements, certain securities that White Mountains Re owns are loaned to other institutions for short periods of time through a lending agent. White Mountains Re maintains control over the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the asset. The security lending counterparty is required to provide collateral for the loaned securities, which is then invested by the lending agent. The collateral is required at a rate of 102% of the fair value of the loaned securities, is controlled by the lending agent and may not be sold or re-pledged.  The fair value of the securities lending collateral is recorded as both an asset and liability on the balance sheet, however, other than in the event of default by the borrower, this collateral is not available to White Mountains Re and will be remitted to the borrower by the lending agent upon the return of the loaned securities. Because of these restrictions, White Mountains Re considers its securities lending activities to be non-cash transactions. An indemnification agreement with the lending agent protects White Mountains Re in the event a borrower becomes insolvent or fails to return any of the securities on loan. At December 31, 2008 White Mountains Re had recorded a liability of $7.8 million and recognized an unrealized loss of $7.8 million for the difference between the fair value of collateral assets held and the amount of the cash collateral it is obligated to return to its security lending counterparties.  At December 31, 2007, the fair value of securities held as collateral exceeded the amounts required to be returned to the security lending counter party by the lending agent upon the return of the loaned securities.

Convertible bonds

White Mountains Re owns convertible bonds. The equity conversion option is considered an embedded derivative. For the year ended December 31, 2007, White Mountains Re accounted for its convertible bonds in accordance with FAS 155, Accounting for Certain Hybrid Instruments, an amendment to Statements No. 133 and 140 (“FAS 155”). Convertible bonds were recorded at fair value with changes therein recorded as realized investment gains or losses. On January 1, 2008, upon adoption of FAS 159, changes in fair value on convertible bonds are recorded in revenues through unrealized investment gains (losses).

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Prior to the adoption of FAS 155, the Company had recorded $14.7 million related to the host instrument in fixed maturity investments and $7.4 million for the equity conversion option in other investments. Upon adoption of FAS 155, the Company recorded an adjustment of $0.7 million to reclassify net unrealized gains on investments to opening retained earnings to reflect the cumulative effect of adoption. The fair value of convertible bonds at December 31, 2007 and 2008 was $96.9 million and $63.4 million, respectively and was included in fixed maturity investments.

Warrants

The Company holds warrants to acquire common shares of Symetra. The Company accounts for its investments in warrants in accordance with FAS 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), as derivatives. The warrants are recorded in investment in unconsolidated affiliates  at fair value, with changes therein recorded in realized investment gains or losses in the period in which they occur.

The Company uses a Black-Scholes valuation model to determine the fair value of the Symetra warrants. The major assumptions used in valuing the Symetra warrants at December 31, 2008 were a risk-free rate of 1.70%, volatility of 25%, an expected life of 5.6 years and a share price of $11.16 per share. Since Symetra’s shares are not publicly traded, the share price is based upon adjusted book value per share, calculated using a book value/price multiple for comparable companies. Adjusted book value per share is a non-GAAP financial measure which is derived by adjusting GAAP book value per share to exclude net unrealized gains (losses) from Symetra’s fixed maturity portfolio. At December 31, 2008, the book value multiple used was 0.80. White Mountains Re has classified its investment in Symetra warrants as a Level 3 measurement since significant unobservable inputs are used in its fair value estimate.

Derivatives — Variable Annuity Reinsurance

The Company entered into agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

Guaranteed minimum accumulation benefits (“GMABs”) are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant’s total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes and are accounted for under FAS 133. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits (“GMDBs”) are paid to the annuitant’s beneficiary for shortfalls between accumulated account value at the time of an annuitant’s death and the annuitant’s total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. For the year ended December 31, 2007 and 2006, GMDBs were accounted for as life insurance liabilities in accordance with Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts”. The life insurance liability for the reinsured GMDB contracts was calculated based on investment returns, mortality, surrender rates and other assumptions and was recognized over the contract period. Effective January 1, 2008 upon adoption of FAS 159, the Company elected to measure its GMDB liabilities at fair value.

The valuation of these liabilities involves significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Concurrent with the agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, the Company entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a subsidiary of White Mountains, whereby 100% of the liability of the Company is retroceded to WM Life Re.

Under the terms of its reinsurance contracts, the Company is required to maintain or cause an affiliate to maintain eligible assets (generally cash, short-term investments and hedge assets such as options and futures) equal to the fair value of the liability, as defined in the reinsurance contracts, for the benefit of the cedent. The Company caused WM Life Re to fund these eligible assets in 2007 and 2008.  Increases in the fair value of the liability in excess of the increase in value of the hedge assets, such as occurs in the case of decreases in surrender assumptions or underperformance of the hedging portfolio, must therefore be funded by the Company or an affiliate on a current basis while the actual amounts that must be paid to settle the contracts may not be known and generally will not become payable for a number of years.

The Company had amounts due from WM Life Re in the amount of $12.7 million and $467.1 million at December 31, 2007 and 2008, respectively. The Company also has amounts due to the Japanese ceding company in regards to the variable annuities of $12.7 million and $467.1 million at December 31, 2007 and 2008, respectively. For the years ended December 31, 2007 and 2008, the Company recorded fee income of $0.3 million and $0.4 million, respectively, from WM Life Re.

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company’s consolidated subsidiaries.

Premium Revenue

The Company accounts for the insurance and reinsurance policies and contracts that it writes in accordance with the provisions of FAS No. 60, “Accounting and Reporting by Insurance Enterprises”. Premiums written, which include the effect of premium adjustments on contracts that require deposits, experience-rated contracts, as well as reinstatement premiums, are recognized as revenues ratably over the terms of the related reinsurance treaties or policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are computed by pro rata methods on the basis of statistical data or reports received from ceding companies. Premiums written and changes in unearned premiums are presented after deductions for reinsurance ceded to other insurance companies.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs represent commission and brokerage expenses, which are deferred and amortized over the applicable premium recognition period, generally one year. Deferred policy acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expense and unamortized acquisition costs exceeds related unearned premiums and investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. The Company’s business is not subject to any premium deficiency at December 31, 2008.

Loss and Loss Adjustment Expense Reserve

The estimated liability for loss and loss adjustment expense reserves (“LAE”) is based on individual case estimates and reports received from ceding companies. This liability also includes an estimate, which is based on historical experience and modified for current trends, and for loss and LAE that have been incurred but not reported (“IBNR”). The methods of determining such estimates and establishing the resulting reserves are regularly reviewed and modified to reflect current conditions. The estimated liability for unpaid loss and LAE also includes balances for certain types of latent injury (including asbestos) or

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

toxic tort exposures that cannot be estimated with traditional reserving techniques since such exposures are subject to evolving legal interpretation and environmental liability reform. Accordingly, the reserves carried for these exposures represent management’s informed estimate based on currently available information. Such reserves are subject to a higher degree of potential variability than the reserves established for the majority of the book of business using traditional reserving techniques. Any adjustments relating to changes in reserve estimates are reflected in results of operations currently. Loss and LAE reserves are presented gross of reinsurance recoverables and incurred loss and LAE are presented net of ceded reinsurance.

In connection with purchase accounting for WMRe Sirius, White Mountains Re was required to adjust to fair value the loss and LAE reserves on WMRe Sirius’ acquired balance sheet by $58.1 million. This fair value adjustment is being accreted through an income statement charge ratably with and over the period the claims are settled (See Note 5).

Contingent Commissions

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. The Company is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis. Amounts related to reinsurance contracts that meet “risk transfer” are recorded in accordance with FAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts” (“FAS 113”). Reinsurance contracts do not relieve the Company of its obligation to its ceding companies.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that the Company has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Reserves for Structured Contracts

The reserves for structured contracts represent deposit liabilities for reinsurance contracts that do not satisfy the conditions for reinsurance accounting established in SFAS 113. These contracts were written primarily by Scandinavian Re prior to its being placed into run-off in 2002. For insurance and reinsurance contracts that transfer only significant timing risk or that transfer neither significant timing risk nor significant underwriting risk, the amount of the deposit asset or liability is adjusted at the balance sheet date by calculating the effective yield on the deposit to reflect actual payments to date and expected future payments. Changes in carrying amount of the deposit are reported as a component of investment income. Fees related to these contracts are recorded as investment income and are earned using the effective yield method or evenly over the life of the contract depending upon contract terms.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Weather Contracts

White Mountain Re transacts weather and weather contingent risk management products through Galileo. All of Galileo’s products are in the form of derivative financial instruments. Galileo enters into weather and weather contingent derivative contracts with the objective of generating profits in normal climatic conditions. Accordingly, Galileo’s weather and weather contingent derivatives are not designed to meet the GAAP criteria for hedge accounting. The majority of Galileo’s business consists of receiving a payment or premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Galileo initially recognizes the premium paid or received as an asset or liability, respectively, and recognizes any subsequent changes in fair value, as they occur, in other revenues within the statement of operations and comprehensive income (loss). The fair value for Galileo’s derivative financial contracts are based upon quoted market prices, where available. Where quoted market prices are not available, management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. The gain or loss at the inception date for contracts valued based upon internal pricing models is deferred and amortized into income over the period at risk for each underlying contract.

Federal and Foreign Income Taxes

The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The Company’s worldwide operations are domiciled and subject to tax in the United States, Sweden, Luxembourg, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences as defined by FAS No. 109, Accounting for Income Taxes. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Safety Reserve: In accordance with provisions of Swedish law, WMRe Sirius is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which equaled $1.2 billion at December 31, 2008. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 26.3%, is classified as shareholder’s equity. Generally, this deferred tax liability is only required to be paid by WMRe Sirius if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on WMRe Sirius’ safety reserve ($309 million at December 31, 2008) is included in solvency capital. Access to the safety reserve is restricted to coverage of aggregate losses and requires the approval of Swedish regulatory authorities.

Foreign Currency Exchange

The U.S. dollar is the functional currency for all of the Company’s businesses except for the foreign reinsurance operations of WMRe America’s Canadian branch and WMRe Sirius. The national currencies of the subsidiaries are their functional currencies since their business is primarily transacted in such local currency. White Mountains Re also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholders’ equity, in accumulated other comprehensive income or loss, net of tax.  Net foreign exchange arising from foreign exchange translation was a gain of $87.3 million and a loss of $60.8 million and at December 31, 2007 and 2008, respectively.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Assets and liabilities that are denominated in foreign currencies are translated into the functional currency using current exchange rates; revenues and expenses that are denominated in foreign currencies are translated into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. During 2006, 2007, and 2008, the Company recorded exchange (losses) gains of $20.7 million, ($12.5) million and $(58.6) million, respectively.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

	Opening	Closing	Opening	Closing
	Rate	Rate	Rate	Rate
Currency	2007	2007	2008	2008
Swedish Krona	6.8640	6.4304	6.4304	7.7831
Canadian Dollar	1.1603	0.9792	0.9792	1.2202

Variable Interest Entities

Variable interest entities (“VIEs”) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an entity has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The entity with a controlling financial interest is the primary beneficiary and consolidates the VIE.

In accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46-R, “Consolidation of Variable Interest Entities”, the Company consolidates VIEs for which it is the primary beneficiary. The Company determines whether or not it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interest creates or absorbs variability, related party relationships and the design of the VIE. Where qualitative analysis is not conclusive, the Company performs a quantitative analysis to calculate whether the Company’s financial interest in the VIE is large enough to absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected returns, or both (See Note 8).

Minority Interest

Minority interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on the consolidated balance sheets. The portion of income attributable to minority interest is presented in the consolidated statements of operations and comprehensive income (loss).

Preference Shares

On May 24, 2007, The Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (“the WMRe Preference Shares”). Proceeds of $245.7 million, net of $4.3 million of issuance costs and commissions, were received from the issuance. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the WMRe Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the WMRe Preference Shares have the right to elect two directors the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the WMRe Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017. After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of 3 month LIBOR plus 3.20% or 7.506%. The WMRe Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

WMRe Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present values of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points. In the event of liquidation of the company, the holders of the WMRe Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds. The WMRe Preference Shares and dividends thereon are included in minority interest on the balance sheet and as minority interest expense on the statement of operations and comprehensive income (loss).

Recently Adopted Changes in Accounting Principles

Fair Value Measurements

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“FAS”) No. 157, Fair Value Measurements (“FAS 157”). FAS 157 provides a revised definition of fair value establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in FAS 157 prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).

The Company uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing service to determine fair value. The outside pricing services used by the Company have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted prices are unavailable, the Company utilizes fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

The Company’s process to validate the market prices obtained from outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and monthly analytical reviews of certain prices. The Company also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

Other investments, which comprise limited partnerships, hedge funds and private equity interests for which the fair value option under FAS 159 has been elected are carried at fair value based upon the Company’s proportionate interest in the underlying partnership’s or fund’s net asset value, which is deemed to approximate fair value. In circumstances where the partnership net asset value is deemed to differ from fair value due to illiquidity or other factors, net asset value is adjusted accordingly.

Where appropriate, assets and liabilities measured at fair value have been adjusted for the effect of counterparty credit risk.

Fair Value Option

On January 1, 2008, White Mountains Re adopted FAS 159, which allows companies to make an election on an individual instrument basis to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption.  The Company has made the fair value election for its

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

portfolio of AFS securities, which were reclassified to trading upon adoption, its investments in convertible bonds, its investments in limited partnerships, and for its assumed variable annuity GMDB liabilities.  Changes in fair value of financial assets and liabilities for which the fair value election has been made are reported pre-tax in revenues.

Upon adoption, the Company recorded an adjustment to an increase opening retained earnings and decrease accumulated other comprehensive income by $15.2 million to reclassify net unrealized gains related to AFS securities and investment in limited partnerships.

White Mountains Re believes that making the election for its portfolio of investment securities and investments in hedge funds and private equity funds will result in reporting its investment results on a basis consistent with one of its operating principles, namely to manage investments for total return. With respect to the variable annuity GMDB guarantees, making the election will result in recognition of changes in fair value on the same basis used by WM Life Re to economically hedge its variable annuity guarantee liabilities.

Business Combination and Non-controlling interests

In December 2007, the FASB issued FAS 141 (Revised 2007), Business Combinations (“FAS 141R”) and FAS 160, Noncontrolling Interests — an amendment to ARB 51. FAS 141R and FAS 160 are effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating the potential effect of adoption. FAS 141R requires the acquiring company to recognize the fair value of all assets acquired and liabilities assumed at their fair values at the acquisition date, with certain exceptions. This represents a basic change in approach from the old cost allocation method originally described in SFAS 141. In addition, FAS 141R changes the accounting for step acquisitions since it requires recognition of all assets acquired and liabilities assumed, regardless of the acquirer’s percentage of ownership in the acquire. This means that the acquirer will measure and recognize all of the assets, liabilities and goodwill, not just the acquirer’s share. Assets and liabilities arising from contractual contingencies are to be recognized at the acquisition date, at fair value. Non-contractual contingencies are to be recognized when it is more likely than not that they meet the FASB Concepts Statement No. 6, Elements of Financial Statements, criteria for an asset or liability. Acquisition related costs, such as legal fees and due diligence costs, would be expensed and would not be recognized as part of goodwill. Changes in the amount of deferred taxes arising from a business combination are to be recognized in either income or through a change in contributed capital, depending on the circumstances. Previously under FAS 109, such changes were recognized through goodwill. The classifications of insurance and reinsurance contracts are re-evaluated at the acquisition date only if their terms were changed in connection with the acquisition.

FAS 160 requires all companies to account for minority interests in subsidiaries as equity, clearly identified and presented separately from parent company equity. Once a controlling interest has been acquired, any subsequent acquisitions or dispositions of noncontrolling interest that do not result in a change of control are to be accounted for as equity transactions. Assets and liabilities acquired are measured at fair value only once; at the original acquisition date, i.e., the date at which the acquirer gained control.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 4.        Investments

Net investment income is comprised primarily of interest income associated with the fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments. Net investment income consisted of the following (in millions):

	2006	2007	2008
Investment income:
Fixed maturity investments	$165.3	$184.2	$185.5
Short-term investments	10.4	28.8	9.8
Equity securities	6.4	9.4	10.6
Interest on funds withheld and other	33.0	17.9	8.8
Total investment income	215.1	240.3	214.7
Less, investment expenses	(13.3)	(13.3)	(15.4)
Net investment income	$201.8	$227.0	$199.3

The composition of net realized investment gains for the years ended December 31, 2006, 2007 and 2008 consisted of the following (in millions):

	2006	2007	2008
Fixed maturity investments	$(6.4)	$8.9	$(51.9)
Equity securities	21.1	17.0	(125.1)
Limited partnerships	55.2	42.0	(3.7)
Symetra warrants	6.2	—	(45.7)
Net realized investment gains (losses)	$76.1	$67.9	$(226.4)

Gross realized gains of $103.1 million, $122.8 million, and $21.8 million, and gross realized losses of $27.0 million, $54.9 million, and $248.2 million from the above table have been included in net realized investment gains (losses) in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2006, 2007, and 2008, respectively.

During 2006, 2007, and 2008, the Company recorded $1.2 million, $2.6 million, and $111.8 million of pre-tax other-than-temporary impairment charges. Effective January 1, 2008, upon adoption of FAS 159, for all investment securities for which the fair value election has been made, all changes in fair value are included in revenues.

As of December 31, 2007 and 2008 the Company reported $72.9 million and $29.2 million in accounts receivable, and $3.6 million and $0.6 million in accounts payable on unsettled trades, respectively.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The cost or amortized cost and carrying values of investments in fixed maturity investments, other long-term investments, and equity securities at December 31, 2007 and 2008, were as follows (in millions):

				Net Unrealized
	Cost or	Gross	Gross	Foreign
	Amortized	Unrealized	Unrealized	Currency	Carrying
December 31, 2007	Cost	Gains	Losses	Gain (Loss)	Value
Fixed maturities:
US Government obligations	$679.7	$11.2	$(1.6)	$(7.2)	$682.1
Debt securities issued by industrial corporations	980.5	5.2	(17.2)	(15.5)	953.0
Municipal obligations	2.5	—	—	—	2.5
Mortgage-backed and asset-backed securities	1,464.8	7.2	(4.0)	(9.8)	1,458.2
Foreign government obligations	717.2	2.1	(5.0)	22.6	736.9
Preferred stocks	28.0	0.7	(0.2)	—	28.5
Total fixed maturity investments	$3,872.7	$26.4	$(28.0)	$(9.9)	$3,861.2

Other long-term investments:
Limited partnerships	$202.2	$9.6	$(1.2)	$(3.9)	206.7
Prospector Partners Fund, L.P.	42.6	—	—	—	42.6
Total other long-term investments	$244.8	$9.6	$(1.2)	$(3.9)	$249.3
Common equity securities	$586.5	$97.6	$(19.4)	$0.4	$665.1
Convertible fixed maturities	$96.9	$—	$—	$—	$96.9

				Net Unrealized
	Cost or	Gross	Gross	Foreign
	Amortized	Unrealized	Unrealized	Currency	Carrying
December 31, 2008	Cost	Gains	Losses	Gain (Loss)	Value
Fixed maturities:
US Government obligations	$211.8	$10.4	$(1.3)	$3.5	$224.4
Debt securities issued by industrial corporations	826.1	5.9	(64.8)	6.3	773.5
Municipal obligations	1.2	—	—	—	1.2
Mortgage backed and asset-backed securities	1,419.4	11.0	(88.4)	37.7	1,379.7
Foreign government obligations	650.1	27.5	(0.2)	14.2	691.6
Preferred stocks	2.7	—	(0.7)	—	2.0
Total fixed maturity investments	$3,111.3	$54.8	$(155.4)	$61.7	$3,072.4

Other long-term investments:
Limited partnerships	$155.8	$6.3	$(33.2)	$3.5	$132.4
Prospector Partners Fund, L.P.	97.7	0.5	(12.5)	2.5	88.2
Total other long-term investments	$253.5	$6.8	$(45.7)	$6.0	$220.6
Common equity securities	$261.7	$9.4	$(29.9)	$21.3	$262.5
Convertible fixed maturities	$67.9	$0.8	$(5.3)	$—	$63.4

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The amortized cost and carrying value of fixed maturity investments as of December 31, 2008 by contractual maturity are shown below (in millions). Expected maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized	Carrying
December 31, 2008	Cost	Value
Due in one year or less	$426.3	$429.4
Due after one year through five years	1,015.5	1,034.0
Due after five years through ten years	175.2	164.0
Due after ten years	52.6	43.4
Sub-total	1,669.6	1,670.8
Asset-backed securities	1,438.9	1,399.6
Preferred Stocks	2.8	2.0
Total fixed maturity investments	$3,111.3	$3,072.4

Investments carried at approximately $163.2 million and $132.7 million as of December 31, 2007 and 2008 were on deposit with state and foreign regulatory authorities to comply with regulatory requirements. At December 31, 2007 and 2008, the Company had fixed maturity securities with a market value of $183.9 million and $42.6 million pledged as collateral for US workers compensation reserves. At December 31, 2007 and 2008, the Company had fixed maturity securities with a market value of $238.1 million and $200.8 million pledged to financial institutions as collateral for letter of credit obligations. Additionally, as of December 31, 2007 and 2008, the Company had investments of $525.0 million and $514.0 million pledged in a trust for the beneficiaries of third parties under certain assumed reinsurance contracts. Of these amounts $207.0 million and $282.1 million was for the benefit of Esurance Insurance Company (“Esurance”), a wholly-owned subsidiary of White Mountains.

White Mountains Re purchases commercial and residential mortgage-backed securities to maximize its fixed income portfolio’s risk adjusted returns and diversify the portfolio risk from primarily corporate credit risk to a mix of credit and cash flow risk. White Mountains Re is not an originator of residential mortgage loans and does not hold any residential mortgage-backed securities categorized as sub-prime as of December 31, 2008. In addition, White Mountains Re’s investments in hedge funds, limited partnerships and private equities contain negligible amounts of sub-prime mortgage-backed securities at December 31, 2008. White Mountains Re is not directly exposed to potential losses on sub-prime mortgage-backed securities, other than approximately $5.0 million of sub-prime mortgage-backed securities that are in the collateral account under its securities lending program at December 31, 2008.  White Mountains Re considers sub-prime mortgage-backed securities to be those that are issued from dedicated sub-prime shelves, dedicated second-lien shelves (i.e., White Mountains Re considers investments backed primarily by second-liens to be a sub-prime risk regardless of credit score or other metrics) or otherwise have underlying loan pools that exhibit weak credit characteristics.

Fair value measurements at December 31, 2008

The Company adopted FAS 157 on January 1, 2008. FAS 157 established a hierarchy of fair value measurements based upon the nature of the inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets;

Level 2 – Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments;

Level 3 – Valuations based on unobservable inputs.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The Company uses observable inputs for the vast majority of its investment portfolio. Fair value measurements for securities for which quoted prices are unavailable are estimated based upon reference to observable inputs such as benchmark interest rates, matrix pricing, market comparables, broker quotes and other relevant inputs. In circumstances where quoted prices or observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the FAS 157 fair value hierarchy. Other investments, which comprises limited partnerships, hedge fund and private equity interests for which the FAS 159 fair value option has been elected are carried at fair value based upon The Company’ proportionate interest in the underlying partnership’s or fund’s net asset value, which is deemed to approximate fair value. In circumstances where the partnership net asset value is deemed to differ from fair value due to illiquidity or other factors, net asset value is adjusted accordingly.  At December 31, 2007 and December 31, 2008, the Company did not adjust the net asset values used to determine fair value because an active secondary market for such investments exists.

The following table summarizes the Company’ fair value measurements for investments at December 31, 2008, by level:

	December 31, 2008
Millions	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Fixed maturities	$3,072.4	$169.1	$2,833.0	$70.3
Common equity securities	262.5	137.8	38.7	86.0
Convertible fixed maturity investments	63.4	—	63.4	—
Short-term investments	1,007.8	1,007.8	—	—
Other investments(1)	218.5	—	—	218.5
Total investments	$4,624.6	$1,314.7	$2,935.1	$374.8

(1) The fair value of other investments excludes carrying value of $2.1 associated with other investment limited partnerships accounted for using the equity method.

In addition to the investment portfolio described above, the Company has $21.7 million of liabilities recorded at fair value in accordance with SFAS 157 and included in other liabilities.  These liabilities relate to securities that have been sold short by limited partnerships that the Company invests in and is required to consolidate under GAAP.  All of the liabilities included in the $21.7 million have been deemed to have a Level 1 designation.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the changes in The Company’ Level 3 fair value measurements for the year ended December 31, 2008:

Millions	Fixed maturities	Common equity securities	Convertible fixed maturities	Other investments	Total
Balance at January 1, 2008	$87.9	$213.5	$3.9	$246.9	$552.2
Total realized and unrealized losses	(18.4)	(21.8)	—	(77.0)	(117.2)
Purchases	68.4	33.2	0.6	86.1	188.3
Sales	(39.7)	(27.2)	(3.9)	(37.5)	(108.3)
Transfers in	89.6	45.9	—	—	135.5
Transfers out	(117.5)	(157.6)	(0.6)	—	(275.7)
Balance at December 31, 2008	$70.3	$86.0	$—	$218.5	$374.8

Transfers into Level 3 measurements for fixed maturities relate primarily to securities recently acquired as of the year end for which observable inputs were unavailable. Such securities were manually priced using a combination of market inputs such as benchmark interest rates, market comparables and/or broker quotes. Transfers into Level 3 measurements for common equity securities related to securities for which pricing information did not represent current market inputs at the year end. This was deemed to render the fair value measurements as based upon unobservable inputs and were accordingly classified within Level 3. When observable pricing inputs subsequently became available, the fair value measurements for these fixed maturity and common equity securities were reclassified to Levels 1 and/or 2 and are reflected in transfers out of Level 3 measurements. Transfers into Level 3 for the year ended December 31, 2008 for other investments relate to the Company’ investment in Pentelia which was previously accounted for under the equity method.

The following table summarizes the amount of total gains (losses) included in earnings attributable to the change in unrealized gains (losses) for Level 3 assets for the year ended December 31, 2008:

December 31,
Millions	2008
Fixed maturities	$(82.4)
Common equity securities	(15.4)
Convertible fixed maturities	—
Other investments	(18.7)
Total change in unrealized losses - Level 3 assets	$(116.5)

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Changes in fair value for the year ended December 31, 2008

The following table summarizes changes in the carrying value of investments measured at fair value:

	December 31, 2008
Millions	Net unrealized investment gains (losses)	Net foreign exchange gains	Total changes in fair value reflected in earnings
Fixed maturities	$(108.1)	$109.1	$1.0
Common equity securities	(98.7)	20.8	(77.9)
Short-term investments	—	—	—
Convertible fixed maturities	(4.5)	—	(4.5)
Other investments	(55.1)	9.9	(45.2)
Net unrealized (losses) gains	$(266.4)	$139.8	$(126.6)

NOTE 5.        Loss and Loss Adjustment Expenses

The Company establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured and reinsured events that have already occurred. The Company also obtains reinsurance whereby another reinsurer contractually agrees to indemnify the Company for all or a portion of the insurance and reinsurance risks underwritten by the Company. The Company establishes estimates of amounts recoverable from reinsurance in a manner consistent with the loss and LAE liability associated with insurance and reinsurance contracts offered to its customers (the “ceding companies” when referring to reinsurance), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by reinsurance recoverable on unpaid losses.

Loss and LAE reserve estimates reflect the judgment of both the ceding companies and the Company, based on the experience and knowledge of their respective claims and actuarial personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, the Company establishes case reserves, including LAE reserves, based upon the Company’s share of the amount of reserves established by the ceding company and the Company’s independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, the Company establishes reserves in excess of its share of the reserves reported by the ceding company.

The estimation of net reinsurance loss and LAE reserves is subject to the same factors as the estimation of insurance loss and LAE reserves. In addition to those factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the claim-tail for reinsurers is further extended because claims are first reported through one or more intermediary insurers or reinsurers.

The Company establishes loss reserves based on an actuarial point estimate, which is management’s primary consideration in determining its best estimate of loss and LAE reserves. This “actuarial point estimate” is derived from a combination of generally accepted actuarial methods. In making its best estimate, management also considers other qualitative factors that may lead to a difference between its best estimate of loss and LAE reserves and the actuarial point estimate. Typically, these factors exist when management and the Company’s actuaries conclude that there is insufficient historical incurred and paid loss information or that the trends included in the historical incurred and paid loss information are unlikely

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

to repeat in the future. These factors may include, among others, changes in techniques used to assess underwriting risk, more accurate and detailed levels of data submitted with reinsurance applications, the uncertainty of the current reinsurance pricing environment, the level of inflation in loss costs, changes in ceding company reserving practices, and legal and regulatory developments. For current accident year business, the estimate is based on an expected loss ratio method. The parameters underlying this method are developed during the underwriting and pricing process. Loss ratio expectations are derived for each contract and these are aggregated by class of business and type of contract. These loss ratios are then applied to the actual earned premiums by class and type of business to estimate ultimate losses. The resulting aggregate estimate of ultimate losses is compared to other benchmarks to ensure reasonability. Paid losses are deducted to determine loss and LAE reserves.

For prior accident years, the Company gradually replaces this expected loss ratio approach with estimates based on historical loss reporting patterns. For both current and prior accident years, estimates also change when new information becomes available, such as changing loss emergence patterns, or as a result of claim and underwriting audits.

Once an actuarial point estimate is established by the Company, its actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation. Measurements of variability are derived from historical variations in loss ratios and reporting patterns by class and type of business. The resulting actuarial ranges are reviewed with claims and underwriting staff.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the loss and LAE reserve activity of the Company for 2006, 2007, and 2008, is summarized as follows (in millions):

	Year ended December 31,
	2006	2007	2008
Gross beginning balance	$4,785.6	$3,832.3	$3,470.7
Less: reinsurance recoverable on unpaid losses at January 1	(1,878.5)	(1,142.5)	(806.4)
Net loss and LAE reserve balance at January 1	2,907.1	2,689.8	2,664.3

Incurred net losses related to:
Current year losses	834.3	1,105.6	1,187.5
Prior years losses (2)	230.1	61.2	84.2
Total net incurred losses and LAE	1,064.4	1,166.8	1,271.7

Loss and LAE reserves sold - Sirius America	(124.1)	—	—
Loss and LAE reserves acquired - Stockbridge (1)	38.3	—	—
Loss and LAE reserves acquired - Helicon	—	—	13.7
Loss and LAE reserves sold - CCIC	—	—	(109.6)
Accretion of fair value adjustment to loss and LAE reserves	1.5	5.4	4.9
Foreign currency translation adjustment to loss and LAE reserves	35.2	39.8	(21.1)

Net paid losses related to:
Current year losses	187.8	450.7	477.6
Prior years losses	1,044.8	786.8	857.3
Total loss and LAE paid	1,232.6	1,237.5	1,334.9

Net balance at December 31,	2,689.8	2,664.3	2,489.0
Plus: reinsurance recoverable on unpaid losses at December 31,	1,142.5	806.4	545.7
Gross ending balance	$3,832.3	$3,470.7	$3,034.7

(1) Reinsurance recoverables on unpaid losses acquired in Stockbridge acquisitions totaled $52.9 million.

(2) During 2007, White Mountains Re recorded $9.1 of favorable development on its workers compensation reserves relating to its Sierra Insurance Group acquisition. This loss and LAE development was offset in incurred losses and LAE dollar-for-dollar by a change in the principal amount of the adjustable note that White Mountains Re issued as part of the financing of that acquisition (See Note 6).

Loss and LAE development — 2006

During the year ended December 31, 2006, the Company experienced $230.1 million of unfavorable development on prior accident year loss reserves. This unfavorable development resulted primarily from development from hurricanes Katrina, Rita, and Wilma of $91.7 million, $137 million of losses from the Olympus Indemnity Agreement (for a description of the Olympus Indemnity Agreement, see “Olympus Indemnity Agreement” in Note 6), $55 million of additional development from casualty losses associated with certain acquired businesses and $12 million from the Esurance quota share arrangement, partially offset by continued favorable run-off of the most recent underwriting years of $46 million and $19 million of favorable development from agriculture line of business.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Loss and LAE development — 2007

During the year ended December 31, 2007, the Company experienced $61.2 million of unfavorable development on prior accident year loss reserves. This unfavorable development was primarily from $63 million strengthening of asbestos and environments reserves (see A&E section of Note 5), $22 million arising from the Esurance quota share arrangement, $58 million strengthening of certain US casualty reserves as well as $7 million related to WMRe America’s Latin American Surety business. This adverse development was partially offset by favorable development of $91 million, primarily on property lines from prior accident years.

Loss and LAE development — 2008

During the year ended December 31, 2008, the Company experienced $84.2 million of net adverse loss reserve development.

The Company’s net adverse loss reserve development in 2008 primarily resulted from a comprehensive loss reserve review performed in the second quarter of 2008, as described below, and $40.5 million of construction defect losses from accident years 2001 and prior recorded in the first quarter of 2008, offset by net favorable loss reserve development from recent accident years.

The Company commenced a comprehensive loss reserve review (the “Reserve Review”) in the second quarter of 2008, primarily as a result of the $40.5 million adverse loss reserve development recorded in the first quarter of 2008 referred to above. The Reserve Review was conducted by management, including internal underwriting, claims and actuarial personnel, with assistance from external consultants. The Reserve Review included all of WMRe America’s non-asbestos and environmental (“A&E”) casualty loss reserves as well as certain lines of business at WMRe Sirius. The Reserve Review resulted in $140.0 million of additional adverse loss reserve development at WMRe America, partially offset by $85.0 million of favorable loss reserve development at WMRe Sirius during the second quarter of 2008. The adverse loss reserve development at WMRe America was predominantly attributable to its casualty reinsurance book written in the 1996-2002 underwriting years, whereas the favorable loss reserve development at WMRe Sirius was predominantly attributable to its property reinsurance book.  In addition, there was $4.3 million of net adverse loss reserve development arising from the Esurance quota share arrangement.

Fair value adjustment

In connection with of the acquisitions of WMRe Sirius (including its subsidiary at the time of acquisition, Scandinavian Re) and Stockbridge, the Company was required to adjust to fair value the loss and LAE reserves on the acquired balance sheets by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period in which these claims are settled. As such, the Company recognized $1.5 million, $5.4 million and $4.9 million of accretion for the years ended December 31, 2006, 2007, and 2008, respectively.

The fair values of WMRe Sirius’s loss and LAE reserves and related recoverables acquired on April 16, 2004 and Stockbridge’s loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006, were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers.  In estimating fair value, management discounted the nominal loss reserves of WMRe Sirius and Stockbridge to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using the WMRe Sirius’s and Stockbridge’s historical loss data. The resulting discount was reduced by the “price” for bearing the uncertainty inherent in the WMRe Sirius’s and Stockbridge’s net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of WMRe Sirius and Stockbridge, respectively, which is believed to be reflective of the cost that WMRe Sirius and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with third party reinsurers.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Asbestos and environmental loss and loss adjustment expense reserve activity

The Company’s reserves include provisions made for claims that assert damages from asbestos and environmental (“A&E”) related exposures. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by Federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, the Company estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

During the fourth quarter of 2007, The Company completed a detailed ground-up asbestos exposure study and reviewed environmental reserves relative to industry benchmarks. This study was an update to the analysis first performed in 2005. The study analyzed potential exposure to loss of all insureds that had reported at least $250,000 in losses to WMRe America through reinsurance contracts as of June 30, 2007. This analysis entailed examining total expected asbestos losses and LAE from a variety of information sources, including asbestos studies, data reported to WMRe America as well as a review of historical public filings. The resulting exposure from this analysis was compared against WMRe America’s reinsurance contract layers to derive an estimated expected loss. In addition, White Mountains Re analyzed a significant sample of all other insureds that had reported losses of less than $250,000 and extrapolated the sample findings to the entire population.

In addition, WMRe America has received notices of claims from a number of other insureds with reported loss amounts that have not exceeded the attachment points of reinsurance contracts written by WMRe America. Based on the claims activity related to those insureds since the 2005 study, the Company estimated the future impact of these insureds to its exposure as well as the impact of future claims from insureds that have not reported any claims to date.

In the study, the Company sought to include adequate provision for future reported claims, premises/operations coverage (in addition to products liability coverage), and future adverse court decisions. To estimate this provision, the Company measured the changes in individual insured estimates from the 2005 study to the 2007 study to estimate future reported losses. The combined effect of all these estimates resulted in an increase of $51.6 million in IBNR for asbestos losses and LAE.  In the third quarter of 2008, the Company recorded $11 million of IBNR losses and LAE, reflecting an increase in paid losses and LAE observed in that quarter.  This amount was developed by analyzing the claim payment activity WMRe America experienced during the third quarter and comparing this activity to what was expected to emerge since the last asbestos study in December 2007.

The Company reviewed WMRe America’s exposure to environmental losses using industry benchmarks known as “survival ratios”. The survival ratio, computed as a Company’s reserves divided by the average of its last three years’ net loss payments, indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. This analysis led to an increase of $11 million in IBNR for environmental losses in the fourth quarter of 2007. White Mountains Re’s A&E three year survival ratio was approximately 13 years at both December 31, 2008 and 2007.

The Company’s reserves for A&E losses at December 31, 2008 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase and industry settlement practices change, the Company may be subject to A&E losses beyond currently estimated amounts. Conversely, tort reforms such as revised medical criteria for filing a claim may reduce the Company’s liability. The Company cannot reasonably estimate at the present

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

time loss reserve changes arising from any such future developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any unfavorable developments.

The following table summarizes reported A&E loss and LAE reserve activities for the years ended December 31, 2006, 2007, and 2008, respectively (in millions):

	Year ended December 31,
	2006		2007		2008
	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$147.7	$109.1	$135.6	$101.2	$181.9	$142.1
Outgoing reserves - Sirius America divestiture	(3.3)	(0.9)	—	—	—	—
Incoming reserves - Stockbridge acquisition	1.3	1.0	—	—	—	—
Incurred losses and LAE	(0.3)	(0.1)	58.5	51.7	11.5	10.7
Paid losses and LAE	(9.8)	(7.9)	(12.2)	(10.7)	(19.7)	(14.3)
Ending balance	135.6	101.2	181.9	142.2	173.7	138.5

Environmental:
Beginning balance	13.5	8.3	15.8	11.1	26.7	21.0
Outgoing reserves - Sirius America divestiture	(1.5)	(0.9)	—	—	—	—
Incoming reserves - Stockbridge acquisition	5.2	4.4	—	—	—	—
Incurred losses and LAE	(0.8)	(0.2)	12.9	11.6	—	0.7
Paid losses and LAE	(0.6)	(0.5)	(2.0)	(1.7)	(2.2)	(1.6)
Ending balance	15.8	11.1	26.7	21.0	24.5	20.1

Total asbestos and environmental:
Beginning balance	161.2	117.4	151.4	112.3	208.6	163.1
Outgoing reserves - Sirius America divestiture	(4.8)	(1.8)	—	—	—	—
Incoming reserves - Stockbridge acquisition	6.5	5.4	—	—	—	—
Incurred losses and LAE	(1.1)	(0.3)	71.4	63.3	11.5	11.4
Paid losses and LAE	(10.4)	(8.4)	(14.3)	(12.4)	(21.9)	(15.9)
Ending balance	$151.4	$112.3	$208.5	$163.2	$198.2	$158.6

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 6.        Reinsurance

In the normal course of business, the Company seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers. White Mountains Re remains liable for risks reinsured even if the reinsurer does not honor its obligations under reinsurance contracts.  The effects of reinsurance on the Company’s subsidiaries written and earned premiums and on loss and LAE, including amounts assumed from affiliates (See Note 14), for the years ended December 31, 2006, 2007, and 2008 were as follows (in millions):

	2006	2007	2008
Gross written premiums:
Direct	$236.2	$104.7	$86.2
Assumed	1,835.7	1,847.3	1,666.0
Ceded	(334.7)	(199.6)	(145.0)
Net written premiums	$1,737.2	$1,752.4	$1,607.2

Gross earned premiums:
Direct	$240.2	$108.2	$100.7
Assumed	1,756.8	1,863.3	1,727.3
Ceded	(447.8)	(196.5)	(145.7)
Net earned premiums	$1,549.2	$1,775.0	$1,682.3

Gross losses and LAE incurred:
Direct	$132.0	$87.8	$59.9
Assumed	1,210.5	1,253.3	1,285.3
Ceded	(278.1)	(174.3)	(73.5)
Net losses and LAE incurred	$1,064.4	$1,166.8	$1,271.7

The Company has exposure to losses caused by hurricanes, earthquakes, winter storms, windstorms, terrorist acts and other catastrophic events. In the normal course of business, the Company seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance and reinsurance enterprises and by closely monitoring aggregate property exposures and related Probable Maximum Loss estimates (“PMLs”). To manage and analyze aggregate exposures and PMLs, the Company utilizes a variety of tools and analyses, including catastrophe modeling software packages. The Company regularly assesses its concentration of underwriting exposures in catastrophe prone areas and develops strategies to manage this exposure, primarily through limiting accumulation of exposure to acceptable levels and, if deemed necessary, the purchase of catastrophe reinsurance.

For the year ending December 31, 2008, the Company’s reinsurance protection primarily consisted of pro-rata and excess of loss protection to cover WMRe Sirius’ property catastrophe and aviation exposures. These reinsurance protections were designed to increase underwriting capacity, where appropriate, and to reduce potential loss exposure to any large event or frequency of smaller catastrophe events. In addition, in 2008, the Company purchased group excess of loss retrocessional protection for its non-U.S. and non-Japan earthquake-related exposures. Also, during the third quarter 2008, White Mountains Re purchased two Industry Loss Warranty Covers (“ILW”) for a total cost of $2.1 million.  This reinsurance protection has a total limit of $40.0 million from two retrocessionaires.  The ILW was purchased to protect White Mountains Re’s balance sheet from the adverse impact of the occurrence of wind and flood catastrophic events in the Northeastern United States, defined as Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont (“Loss Event”), primarily through

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

December 31, 2008.  The ILW covers all the White Mountains Re operating subsidiaries, who can only recover losses incurred as a result of a Loss Event.

For 2007 and 2006, the majority of the Company reinsurance protection was provided through WMRe America’s quota share retrocessional arrangements with Olympus Reinsurance Company, Ltd. (“Olympus”) and Helicon. WMRe America ceded 35% of its 2007 underwriting year property excess of loss business to Olympus and Helicon, with each sharing approximately 55% and 45%, respectively. The Company received fee income based on premiums ceded to Olympus and Helicon. WMRe America did not renew the quota share arrangements with Olympus and Helicon for 2008. Olympus will continue to be responsible for the payment of losses on exposures that have been ceded to it and will continue to earn premiums related primarily to the run-off of underwriting year 2007 business. The Company acquired Helicon on January 7, 2008, and its business was transferred and assumed by WMRe Bermuda in 2008.  Additionally, WMRe Sirius purchased pro-rata and excess of loss protections to cover its property catastrophe and aviation exposures. These reinsurance protections were designed to increase WMRe Sirius’ underwriting capacity, where appropriate, and to reduce its potential loss exposure to a large event or frequency of smaller catastrophe events.

The Company reinsurance recoverable balances due from Olympus are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable for all recoverable amounts recorded as of December 31, 2008.

At December 31, 2008, the Company had $25 million of reinsurance recoverables on paid losses and $546 million of reinsurance recoverables on unpaid losses that will become recoverable if claims are paid in accordance with current reserve estimates. Because retrocessional reinsurance contracts do not relieve the Company of its obligation to its ceding companies, the collectability of balances due from its retrocessionaires is critical to its financial strength. The Company monitors the financial strength and ratings of retrocessionaires on an ongoing basis.

At December 31, 2007 and 2008, the Company had $226.8 million and $118.4 million of reinsurance recoverables due from Olympus. The Company’s reinsurance recoverables from Olympus recorded as of December 31, 2008, are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable.

Olympus Indemnity Agreement

In June 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, the Company increased its gross loss estimates for hurricanes Katrina, Rita, and Wilma by $201 million. This increase was primarily from WMRe America’s off-shore energy and marine exposures attributable to retrocessional arrangements and business interruption coverage. As a result, WMRe America set its gross loss and LAE reserves as of June 30, 2006 on offshore energy and marine exposures for hurricanes Katrina and Rita at full contract limits. Starting January 1, 2006, WMRe America non-renewed its excess offshore energy and marine business in the Gulf of Mexico.

Under the terms of WMRe America’s 2005 quota share reinsurance treaty with Olympus, $139 million of the loss, net of reinstatement premiums, from hurricanes Katrina, Rita, and Wilma recorded in the second quarter of 2006 was ceded to Olympus. However, Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006, under which it agreed to reimburse Olympus for up to $137 million of these losses, which were recorded as loss and LAE in the second quarter of 2006. Folksamerica Holdings also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by the Company with an effective date of December 31, 2005 and prior. The Company expects that the commission waivers will total approximately $12 million.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Imagine Cover

In 2000, WMRe America purchased a reinsurance contract (the “Imagine Cover”) from Imagine Insurance Company, Ltd. of Barbados (“Imagine”) to reduce its statutory operating leverage and protect its surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain acquisitions. In accordance with SFAS 113, the amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2007 and 2008, WMRe America’s reinsurance recoverables included $163.6 million and $146.6 million recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with WMRe America as the beneficiary of invested assets in a trust, with funds held, or through a letter of credit. As of December 31, 2003, the entire $115.0 million limit available under this contract had been fully utilized. At December 31, 2007 and 2008, WMRe America had recorded $25.5 million and $20.9 million in deferred gains related to retroactive reinsurance with Imagine. The Company is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $7.5 million, $3.9 million and $4.6 million of such deferred gains during 2006, 2007 and 2008.

Top Reinsurers

Reinsurance contracts do not relieve the Company of its obligation to its ceding companies. Therefore, collectability of balances due from its retrocessional reinsurers is critical to the Company’s financial strength. The following table provides a listing of the Company’s top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer’s A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at December 31, 2008	% of Total	A.M. Best Rating(2)	% Collateralized
Imagine Re(1)	146.6	26%	NR-5	100%
Olympus(1)(3)	118.4	21%	NR-5	100%
London Life(1)	70.8	12%	A	100%
Swiss Re Group	48.8	9%	A	7%
General Re	46.4	8%	A++	4%

(1) Represents non-U.S. insurance entities which balances are fully collateralized through Funds Held, Letters of Credit or Trust Agreements.

(2) A.M. Best ratings as detailed above are: “NR-5” (Not formally followed), “A++” (Superior, which is the highest of fifteen ratings), and “A” (Excellent, which is the third highest of fifteen ratings). Ratings are as of December 31, 2008.

(3) Gross of $64.0 due to Olympus under its indemnity agreement with WMRe America.

NOTE 7.        Weather Contracts

For the years ended December 31, 2008 and 2007, Galileo recognized $8.4 million of net gains and $(2.0) million of net losses on its weather and weather contingent derivatives portfolio, excluding unamortized deferred gains of $5.1 million and $2.9 million, respectively. The fair value of Galileo’s risk management products are subject to change in the near-term and reflect management’s best estimate based on various factors including, but not limited to, realized and forecasted weather conditions, changes in interest or foreign currency exchange rates and other market factors. Estimating the fair value of derivative instruments that do not have quoted market prices requires management’s judgment in determining amounts that could reasonably be expected to be received from or paid to a third party to settle the contracts. Such amounts could be materially different from the amounts that might be realized in an actual transaction to settle the contract with a third party.  Because of the significance of the unobservable inputs used to estimate the fair value of Galileo’s weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the FAS 157 fair value hierarchy.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Galileo’s weather risk management contracts are summarized in the following table:

	Year Ended December 31,
Millions	2007	2008
Net liability for weather derivative contracts beginning balance(1)	$12.1	$17.9
Net consideration received during the year for new contracts	12.5	14.4
Net payments made on contracts settled during the year	(8.7)	(10.8)
Net (decrease) increase in fair value on settled and unsettled contracts	2.0	(8.4)
Net liability for weather derivative contracts ending balance(2)	$17.9	$13.1

(1)          Includes unamortized deferred gains of $4.7 and $2.9 as of January 1, 2007 and 2008.

(2)          Includes unamortized deferred gains of $2.9 and $5.1 as of December 31, 2007 and 2008.

The following table summarizes the maturity of contracts outstanding as of December 31, 2008:

Millions	< 1 Year	1-3 Years	3-5 Years	> 5 Years	Total
Net (asset) liability for contracts actively quoted	$(0.4)	$—	$—	$—	$(0.4)
Net liability for contracts using internal pricing models	7.8	5.7	—	—	13.5
Total net liability for weather contracts outstanding	$7.4	$5.7	$—	$—	$13.1	(1)

(1) Includes $5.1 in unamortized deferred gains.

NOTE 8. Prospector Offshore Fund (Bermuda), Ltd.

The Company has determined that the Prospector Offshore Fund, Ltd. (“the Prospector Fund”) is a VIE for which the Company is the primary beneficiary and is required to consolidate the Prospector Fund. At December 31, 2008 and 2007, the Company consolidated total assets of $128.1 million and $207.0 million and total liabilities of $40.6 million and $68.8 million of the Prospector Fund. In addition, at December 31, 2008 and 2007, the Company recorded a minority interest liability of $35.1 million and $74.4 million representing the non-controlling interests in the Prospector Fund. For the years ended December 31, 2008 and 2007, the Company recorded $8.1 million and $(7.1) million of minority interest income (expense) related to the Fund. At December 31, 2008, the net amount of capital at risk is equal to the Company’s investment in the Fund of $52.4 million, which represents the Company’s ownership interest of 59.9% in the Prospector Fund.

 NOTE 9.  Purchase of Investments in Unconsolidated Affiliates from Parent

White Mountains Re has purchased and sold certain investments in unconsolidated affiliates in transactions with White Mountains.  White Mountains Re’s investments in unconsolidated affiliates represent operating investments in other companies in which White Mountains Re has a significant voting and economic interest but does not control the entity.

Symetra

In the second quarter of 2008, White Mountains Re purchased the Symetra warrants from White Mountains, with the right to acquire 9.5 million common shares of Symetra at fair value for $73.0 million

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

in cash. White Mountains Re accounts for its Symetra warrants under FAS 133, recording the warrants at fair value with changes in fair value recognized through the statement of operations and comprehensive income (loss) as a realized investment gain or loss. Symetra’s warrants are not publicly traded. Accordingly, the fair value measurement of the warrants is based on unobservable inputs and is classified as a Level 3 measurement.

For the year ended December 31, 2008, the value of White Mountains Re’s investment in Symetra warrants was $27.3 million, or a decrease of $45.7 million.  The decrease was due to a decline in the valuation of stocks in the life insurance sector during the year.

White Mountains Re uses a Black-Scholes valuation model to determine the fair value of the Symetra warrants. The major assumptions used in valuing the Symetra warrants at December 31, 2008 were a risk-free rate of 1.70%, volatility of 25%, an expected life of 5.6 years and a share price of $11.16 per share. Since Symetra’s shares are not publicly traded, the share price is based upon adjusted book value per share, calculated using a book value/price multiple for comparable companies. Adjusted book value per share is a non-GAAP financial measure which is derived by adjusting GAAP book value per share to exclude net unrealized gains (losses) from Symetra’s fixed maturity portfolio. At December 31, 2008, the book value multiple used was 0.80

In 2006, the Company sold its common stock investment in Symetra to White Mountains at its carrying value of $249.3 million. In 2007, the Company dividended its investment in Symetra warrants to White Mountains at its carrying value of $54.0 million. During 2006, the Company received cash dividends from Symetra of $15.6 million on its common share investment which is accounted for as a reduction of the Company’s investment in Symetra in accordance with equity accounting. In addition, in 2006, the Company also recorded $26.6 million of equity in earnings of Symetra and a $25.6 million net unrealized loss from Symetra’s investment portfolio.  During 2006, the Company also received cash dividends from Symetra of $8.5 million on its investment in Symetra warrants that was recorded as net investment income.

Pentelia

In the second quarter of 2008, White Mountains Re purchased at fair value from White Mountains $52.9 million in common equity of Pentelia. At December 31, 2008, White Mountains Re redeemed $10.0 million, or 21.9%, of its investment in Pentelia. Changes in the fair value of White Mountains Re’s investment in Pentelia are recognized through income in net unrealized investment losses. White Mountains Re’s investment in Pentelia as of December 31, 2008 was $35.4 million.

Delos

On August 3, 2006, White Mountains Re sold its wholly-owned subsidiary, Sirius America, to an investor group led by Lightyear Capital at fair value for $138.8 million in cash. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity, Delos.

In the second quarter of 2008, White Mountains Re purchased the Delos equity interest from White Mountains for $33.9 million in cash.  The purchase price equaled White Mountains equity method carrying value at the time of purchase and also approximated fair value.  White Mountains Re accounts for its investment in Delos under the equity method. For the years ended December 31, 2008, White Mountains Re recorded $0.8 million of equity in earnings and $0.8 million of pre-tax unrealized (losses) gains from its investment in Delos. White Mountains Re’s investment in Delos at December 31, 2008 totaled $34.0 million.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 10. Purchase of Variable Interest Entities from Parent

In 2008, White Mountains Re purchased certain VIEs from White Mountains as follows:

Tuckerman Fund LP I

In the second quarter of 2008, White Mountains Re purchased a Tuckerman LP I (Tuckerman I) equity interest from White Mountains at fair value for $4.8 million.  While White Mountains has determined that Tuckerman I is a VIE for which White Mountains is the primary beneficiary and is required to consolidate Tuckerman I. White Mountains Re’s investment in Tuckerman I is accounted for under the equity method, as consolidation occurs at White Mountains.

Tuckerman Fund II

In the second quarter of 2008, White Mountains Re purchased a Tuckerman LP II (Tuckerman II) equity interest from White Mountains at fair value for $17.7 million.  White Mountains Re has determined that Tuckerman Fund II is a VIE for which White Mountains Re is the primary beneficiary and is required to consolidate Tuckerman Fund II. At December 31, 2008, White Mountains Re consolidated total assets of $62.3 million and total liabilities of $19.4 million. In addition, at December 31, 2008, White Mountains Re recorded a minority interest liability of $25.5 million representing the non-controlling interest in Tuckerman Fund II. For the years ended December 31, 2008, White Mountains Re recorded $2.4 million of minority interest expense related to Tuckerman Fund II. At December 31, 2008, the net amount of capital at risk is equal to White Mountains Re’s investment in Tuckerman Fund II of $17.4 million, which represents White Mountains Re’s ownership interest of 45.3% in Tuckerman Fund II.

NOTE 11. Investment in OneBeacon

In 2008, White Mountains Re purchased for cash 5,524,862 shares of its affiliate OneBeacon from White Mountains.  The fair value purchase per share price of $18.10 resulted in a purchase price of $100.0 million.   The difference of $6.9 million between the purchase price of $100 million and the cost basis of OneBeacon on White Mountains books was recorded by White Mountains Re as a reduction of paid-in capital.  White Mountains Re accounts for its investment in OneBeacon under the equity method. For the years ended December 31, 2008, White Mountains Re recorded a $22.2 million loss in equity in earnings from its investment in OneBeacon, a dividend received of $2.3 million and an unrealized loss in OneBeacon’s pension liability of $1.0 million and other unrealized losses of $0.5 million. White Mountains Re’s investment in OneBeacon at December 31, 2008 was $67.1 million.  At December 31, 2008, the market value of the OneBeacon shares the Company held was $57.7 million.

NOTE 12.      Employee Benefit Plans

The Company operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all companies´ employees and provide benefits to their employees in event of death, disability or retirement.

US

Folksamerica Holdings sponsors a defined contribution plan (the “401(k) Plan”) which offers its participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2007 and 2008, the 401(k) Plan owned less than 1% of the White Mountains common shares outstanding. The contributory plans provide qualifying employees with matching contributions of up to six percent of qualifying employees’ salary (subject to federal limits on allowable contributions in a given year). Participants become vested in the matching

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

contributions based on years of service with full vesting upon completion of 5 years of service. Folksamerica Holdings recognized expenses of $1.4 million, $1.3 million and $1.3 million in 2006, 2007, and 2008, respectively.

In addition, certain members of senior management of the U.S. domiciled companies participate in the Folksamerica Deferred Compensation Plan. Participants elect to defer a portion of their compensation, which the Company places in a Rabbi Trust, the assets of which are dedicated to the payment of such future obligations in the absence of insolvency by WMRe America. At the direction of the participants, the trust proceeds are invested by the Company in various investment options. At December 31, 2007 and 2008, the Company had $16.1 million and $6.8 million in a Rabbi Trust for the benefit of the participants in this plan. The deferred compensation liability is recorded at fair value under FAS 159 within other liabilities with the corresponding investments held in the Rabbi Trust recorded at fair value under FAS 159 are included within other assets on the consolidated balance sheets.

Non-US

Employees of WMRe Sirius can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, WMRe Sirius’s employees participate in “collective agreements” funded by WMRe Sirius. These “collective agreements” are managed by third party trustees who calculate the pension obligation, invoice WMRe Sirius for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by WMRe Sirius called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where employees contribute 1.5% of their salary or more and WMRe Sirius contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. The contribution percentages are 40% and 60% by Zurich employees and WMRe Sirius, respectively. WMRe Sirius recognized expenses of $3.8 million, $5.2 million, and $6.3 million in 2006, 2007, and 2008, respectively to these various plans.

The Bermuda companies (WMRe Bermuda, WMRUS and Scandinavian Re) sponsor defined contribution plans which cover substantially all of the employees. Under these plans, the companies contribute 10 percent of each participant’s salary into an individual account maintained by an independent pension administrator.  Under Bermuda law, the annual contributions into the respective plans, on behalf of each employee, must be at least 10% of their salary.  Employees become vested in the company’s contributions after two years of service. The Bermuda companies recognized expenses of $0.3 million in 2007 and $0.4 million in 2008.

NOTE 13.      Employee Performance Plans

The Company maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of the Company and its subsidiaries. In general, grants are earned subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains’ Board of Directors. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are payable solely in cash or by deferral into certain non-qualified compensation plans of the Company. For the years ended December 31, 2006, 2007, and 2008, the Company expensed $7.6 million $12.3 million, and $8.4 million, respectively. Accruals maintained were $28.0 million and $28.2 million at December 31, 2007 and 2008, respectively, for open performance cycles for these plans.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 14.      Other Transactions with Affiliates

White Mountains Advisors

White Mountains Advisors (“WMA”), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to the Company and its subsidiaries under an Investment Advisory Services Agreement. The Company incurred $8.3 million $9.2 million and $3.8 million of investment fees during 2006, 2007, and 2008, respectively. As of December 31, 2007 and 2008, the Company owed $2.4 million and $1.9 million, respectively, to WMA under this agreement.

Prospector

Mr. John Gillespie, a director of White Mountains, is the founder and Managing Member of Prospector.  Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains.  Pursuant to an investment management agreement with WM Advisors (the “WMA Agreement”), Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million.  During 2008, Prospector earned $2.7 million in fees pursuant to the WMA Agreement on behalf of the White Mountains Re companies.

Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains Re having made a founding investment in 1997. White Mountains earned $0.8 million and $0.2 million during 2007 and 2008 under this arrangement.

At December 31, 2007 and 2008, the Company had $42.6 million and $88.2 million (White Mountains had $146.8 million and $127.1 million inclusive of the Company’s limited partnerships) invested in limited partnership investments managed by Prospector. In addition, Messrs. Barrette, the Chairman and Chief Executive Officer of White Mountains, Allan Waters, the President and Chief Executive Officer of White Mountains Re, Morgan Davis, George Gillespie and John Gillespie, each directors of White Mountains, owned limited partnership investments managed by Prospector as of such date.

OneBeacon Insurance Company

During 2006, WMRe Sirius participated in quota share reinsurance arrangements with OneBeacon. OneBeacon ceded 12% of its net written premium to WMRe Sirius during 2006. During 2006, WMRe Sirius assumed $178.0 million in written and earned premium, incurred losses of $92.2 million, and incurred $66.8 million in commissions under this agreement. This agreement was commuted in 2006. At commutation, cash and investments were used to settle the assets and liabilities ceded under this agreement.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Esurance

During 2006, WMRe Sirius entered into a quota share reinsurance arrangement with Esurance, a wholly-owned insurance subsidiary of White Mountains. Under this agreement, Esurance ceded 85% of all its business classified as “private passenger automobile” to WMRe Sirius for which WMRe Sirius incurred a commission equal to 31.0% of net earned premium ceded. At January 1, 2007, WMRe Sirius’s agreement with Esurance was terminated replaced with an agreement in which both WMRe Sirius and WMRe America participate equally in an 85% quota share reinsurance arrangement. Under this new agreement, Esurance ceded 85% of its business classified as “private passenger automobile” to WMRe Sirius and WMRe America, for which both companies incur a commission equal to 30% of the net written premium ceded for 2007. For 2008, the agreement was renewed, with a reduction of the commission percentage to 18%. Loss and LAE reserves previously ceded to WMRe Sirius under the old agreement continue to be the obligation of WMRe Sirius. In addition, the new agreement entitles Esurance to receive a profit commission in the event that the loss and LAE ratio for the business ceded is less than 64.5%. As of December 31, 2008, there was profit commission of $3.4 million due to Esurance. During 2007 and 2008, the Company assumed $656.7 million and $676.1 million of premiums written of which $628.2 million and $681.6 million was earned, incurred losses of $465.8 million and $525.7 million and commissions of $188.5 million and $126.1 million. As of December 31, 2007 and 2008, the Company has the following amounts recorded on their balance sheet in regards to this agreement:

	(in millions)
	2007	2008
Deferred policy acquisition costs:	$50.3	$29.2
Funds held by ceding companies:	$123.8	$133.0
Loss and LAE reserves:	$218.6	$299.3
Unearned premiums:	$167.7	$162.3

Other Relationships

Mr. Howard Clark, a director of White Mountains, was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and is currently Vice Chairman at Barclays Capital. Lehman has, from time to time, provided various services to the Company including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Barclays acquired Lehman’s brokerage business in 2008.

Mr. George Gillespie serves as Special Counsel to Cravath, Swaine & Moore LLP (“CS&M”). CS&M has been retained by the Company from time to time to perform legal services. During 2007, among other services rendered, CS&M acted as the Company’s counsel for its Senior Notes and Preference Shares offerings.

Mr. John Gillespie indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). Folksamerica Specialty Underwriting, Inc. (“FSUI”) had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and FSUI, on the other. The loan was repaid in full during 2006. As a result of his interest in Fund III, during 2008 Mr. Gillespie utilized approximately $0.2 million from such tax credits.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 15.      Commitments and Contingencies

The Company leases its principal office space under non-cancelable leases expiring at various dates through December 2010. The future annual minimum rental payments required under non-cancelable leases for office space are as follows (in millions):

Year	Amount
2009	$10.5
2010	7.9
2011	7.5
2012	5.6
2013 and after	10.2
Total	$41.7

Total rental expense for the year ended December 31, 2006, 2007 and 2008 was $11.0 million, $10.8 million, and $11.1 million, respectively. The Company also has various other lease obligations, which are not material in the aggregate.

WMRe Sirius is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future funding of LUC by WMRe Sirius are as follows (in millions):

2008
Year	Amount
Due in one year or less	$0.6
Due in two to three years	1.2
Due in four to five years	1.2
Due after five years	2.3
Total	$5.3

Legal Contingencies

The Company and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. The Company is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected to have a material impact on its financial condition as of December 31, 2008.

Scandinavian Re

Scandinavian Re is engaged in arbitration with St. Paul Fire & Marine Insurance Company, et al., regarding a dispute related to a Retrocessional Casualty Aggregate Stop Loss Agreement concerning casualty business written during the 1999-2001 underwriting years. Discovery is nearly complete and the arbitration is set for May 2009.

Limited Partnerships

As of December 31, 2008, the Company had approximately $44.6 million of unfunded commitments in regards to its investments in limited partnerships.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 16.      Income Taxes

The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of the Company’s worldwide operations are taxed in the United States. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

The components of the income tax provision (benefit) for the years ended December 31, 2006, 2007 and 2008, consisted of the following (in millions):

	2006	2007	2008
Current tax (benefit) provision :
US	$(3.1)	$4.9	$(9.7)
Non-US	19.8	26.6	(18.0)
Total current tax provision	16.7	31.5	(27.7)

Deferred tax (benefit) provision :
US	(25.2)	17.1	(97.1)
Non-US	53.8	18.1	(138.7)
Total deferred tax (benefit) provision	28.6	35.2	(235.8)
Total income tax (benefit) provision	$45.3	$66.7	$(263.5)

Net US income tax recoveries (payments)	$44.1	$(2.5)	$(1.4)

Net Non-US income tax (payments)	$(42.0)	$(23.9)	$(29.1)

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Effective Rate Reconciliation

A reconciliation of taxes calculated using a 35% statutory rate for the US operations and a weighted average rate for the non-US operations to the income tax provisions on pre-tax income (loss) is presented below (in millions) for the years ended December 31, 2006, 2007 and 2008. The weighted average rate has been calculated using pre-tax income (loss) in each non-US tax jurisdiction multiplied by that tax jurisdiction’s applicable statutory rate.

	Year ended 2006			Year ended 2007			Year ended 2008
	US	Non-US	Total	US	Non-US	Total	US	Non-US	Total
Income tax (benefit) at the statutory rate	$(26.9)	$92.3	$65.4	$21.5	$62.3	$83.8	$(119.3)	$40.8	$(78.5)
Differences in taxes resulting from:
Tax reserve adjustments	(1.4)	1.2	(0.2)	(3.1)	—	(3.1)	—	(2.6)	(2.6)
Tax return adjustments	1.0	1.0	2.0	0.8	0.5	1.3	(0.6)	—	(0.6)
Sale of subsidiary - basis difference	(1.0)	—	(1.0)	—	—	—	14.1	—	14.1
Goodwill and purchase price adjustments	—	(2.4)	(2.4)	3.2	(0.7)	2.5	—	—	—
Tax exempt income	(0.8)	—	(0.8)	(0.6)	—	(0.6)	(0.5)	8.0	7.5
Change in valuation allowance	—	6.2	6.2	—	53.6	53.6	—	(30.1)	(30.1)
Tax rate enacted in Sweden	—	—	—	—	—	—	—	(20.2)	(20.2)
Tax rate enacted in Luxembourg	—	—	—	—	—	—	—	7.5	7.5
Investment write downs	—	(14.0)	(14.0)	—	(57.8)	(57.8)	—	(137.6)	(137.6)
Luxembourg Capital Accretion	—	(10.7)	(10.7)	—	(11.6)	(11.6)	—	(20.2)	(20.2)
Other, net	0.8	—	0.8	0.2	(1.6)	(1.4)	(0.5)	(2.3)	(2.8)
Total income tax (benefit) on pre-tax income or loss	$(28.3)	$73.6	$45.3	$22.0	$44.7	$66.7	$(106.8)	$(156.7)	$(263.5)

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Deferred Tax Inventory

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for tax purposes. An outline of the significant components of the Company’s deferred tax assets and liabilities follows (in millions):

	December 31, 2007			December 31, 2008
	US	Non-US	Total	US	Non-US	Total
Deferred income tax assets related to:
Net operating losses and tax credit carryforwards	$14.6	$137.8	$152.4	$55.9	$208.6	$264.5
Net unrealized and realized investment losses	—	—	—	70.5	—	70.5
Discounting of loss reserves	73.0	35.2	108.2	57.0	—	57.0
Olympus Indemnity Agreement	48.0	—	48.0	22.3	—	22.3
Net unearned insurance and reinsurance premiums	13.9	—	13.9	9.5	—	9.5
Compensation and benefit accruals	9.5	1.0	10.5	6.5	1.0	7.5
Deferred gain on reinsurance contracts	9.7	—	9.7	7.4	—	7.4
Capitalized start-up costs	—	—	—	5.2	—	5.2
Deferred Interest	0.9	—	0.9	2.3	—	2.3
Allowance for doubtful accounts	0.7	—	0.7	0.7	—	0.7
Other items	8.7	0.5	9.2	10.1	1.6	11.7
Total deferred income tax assets	$179.0	$174.5	$353.5	$247.4	$211.2	$458.6

Deferred income tax liabilities related to:
Safety reserve	$—	$397.8	$397.8	$—	$308.7	$308.7
Deferred acquisition costs	19.6	—	19.6	10.0	—	10.0
Foreign currency translations on investments and other assets	5.5	—	5.5	5.5	—	5.5
Net unrealized investment gains	8.4	4.7	13.1	0.0	—	0.0
Other items	5.8	—	5.8	0.5	—	0.5
Total deferred income tax liabilities	$39.3	$402.5	$441.8	$16.0	$308.7	$324.7

Net deferred tax asset (liability) before valuation allowance	$139.7	$(228.0)	$(88.3)	$231.4	$(97.5)	$133.9
Valuation allowance	—	(126.2)	(126.2)	—	(46.3)	(46.3)
Net deferred tax asset (liability)	$139.7	$(354.2)	$(214.5)	$231.4	$(143.8)	$87.6

The Company’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year end exchange rates.

The $46.3 million valuation allowance at December 31, 2008, primarily relates to net operating losses in the Luxembourg subsidiaries which are not expected to have significant income in the future.

The Company records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the income tax provision in the period of change. In determining whether or not a valuation allowance, or change therein is warranted, the Company considers factors such as a prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset.

During the next twelve months, it is possible that certain planning strategies will no longer be sufficient to utilize the entire deferred tax asset, which could result in material changes to the Company’s deferred tax assets and tax provision.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Release of Valuation Allowance in Luxembourg

During the fourth quarter of 2008, the Company recorded a $162.2 million tax benefit from the release of a valuation allowance against a deferred tax asset in a Luxembourg-domiciled, wholly owned subsidiary, White Mountains International S.a.r.l. (“WMI”). WMI had built up substantial net operating loss carryforwards (“NOLs”) that had a full valuation allowance in periods prior to the fourth quarter of 2008 because there was no expected future taxable income at WMI to utilize them.

The Company partially finances its operations, including Sirius International Holdings Sweden AB (“SIHAB”), with internal debt instruments.  During the fourth quarter of 2008, Sweden enacted tax legislation that limits the deductibility of interest paid to a noteholder in a low tax jurisdiction. Due to uncertainty regarding the application of the new legislation, the deductibility of interest expense on a series of internal debt instruments issued by SIHAB (the “SIHAB Notes”) became at risk.  The SIHAB Notes, which were previously held in a company with a low effective tax rate, were transferred to WMI, which has an effective tax rate of 28.59% absent the benefit of the deferred tax asset, in order to preserve the economic value of the internal capital structure by maintaining the deductibility of the interest on the SIHAB Notes in Sweden.  Because the restructuring created a stream of expected future taxable income to WMI, the Company was required to release the valuation allowance.  WMI is expected to fully utilize the NOLs at WMI by 2028.

Net Operating Loss Carryforwards

The Company has net operating loss carryforwards in Luxembourg of $723.6 million at December 31, 2008, which do not expire. The Company expects to utilize $567.3 million of the carryforwards but does not expect to utilize the remainder as they belong to companies that are not expected to have significant income in the future. These losses primarily relate to tax deductible write-downs of U.S. subsidiaries held by Luxembourg subsidiaries in 2007 and 2008. At December 31, 2008, there were US net operating loss carryforwards of approximately $152.7 million, the majority of which will expire in 2029. $27.8 million of these losses are subject to an annual limitation on utilization under Internal Revenue Code Section 382 and will expire as follows: $2.3 million in 2009, $11.1 million in 2021, $6.2 million in 2023, $0.1 million in 2024, and $8.1 million in 2025.

At December 31, 2008, there were foreign tax credit carryforwards available of approximately $2.5 million, the majority of which will expire in 2017.

Deferred Tax Assets Related to Capital Losses

The downturn in the debt and equity markets during 2008 resulted in deferred tax assets of $44.7 million and $25.8 million for unrealized and realized losses at December 31, 2008. Such losses generally represent capital losses, which can only be offset with capital gains for U.S. income tax purposes. Management believes that it will have sufficient income of the appropriate character to realize these deferred tax assets based upon its prior history of capital gains, expected future capital gains, capacity for carryback of capital losses and its ability and intent to implement tax planning strategies, including its ability to hold certain securities to maturity and thus, no valuation allowance is required.

FIN 48

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes when the benefit of a given tax position should be recognized and how it should be measured. In connection with the adoption of FIN 48, the Company has recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of reductions in its estimates of accrued liabilities.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

The effect of adoption has been recognized as an adjustment to opening retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Millions)	2007	2008
Balance at beginning of period	$15.8	$17.0
Additons for tax positions related to the currect year	2.9	—
Reductions for tax positions of prior years	(1.7)	—
Reductions for tax positions as a result of a lapse of the applicable statute of limitations	—	(2.9)
Balance at end of period	$17.0	$14.1

If recognized, $5.4 million would be recorded as a reduction to income tax expense. Also included in the balance at December 31, 2008, are $8.7 million of tax positions for which ultimate deductibility is highly certain but the timing of deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

FIN 48 also addresses how interest and penalties should be accrued for uncertain tax positions, requiring that interest expense should be recognized in the first period interest would be accrued under the tax law. The Company classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the year ended December 31, 2008, the Company recognized a negligible amount of interest expense. The balance of accrued interest at December 31, 2008 is $0.4 million, net of federal benefit.

With few exceptions, the Company is no longer subject to U.S. federal, state, or non-U.S. income tax examinations by tax authorities for years before 2003. In addition, the Company is no longer subject to U.S. federal examination for the year ended December 31, 2005. In 2007, the Swedish Tax Agency concluded an income tax audit of the Company’s Swedish subsidiaries income tax returns for 2004 and 2005 resulting in an insignificant adjustment. In the second quarter of 2006, the Internal Revenue Services (“IRS”) commenced an examination of income tax returns for 2003 through 2004 for certain U.S. subsidiaries of White Mountains Re. For years prior to 2005, the U.S. subsidiaries of White Mountains Re filed a consolidated return with other U.S. domiciled subsidiaries of White Mountains. On January 22, 2009, White Mountains received a Form 4549-A (Income Tax Examination Changes) from the IRS relating to the examination of tax years 2003 and 2004. The timing of the resolution of the examination is uncertain; however it is reasonably possible that the resolution could occur within the next 12 months. An estimate of the range of potential outcomes cannot be made at this time. The Company does not expect the resolution of this examination to result in a material change to its financial position.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 17.      Debt

The Company’s debt outstanding as of December 31, 2007 and 2008 consisted of the following:

	December 31
In millions	2007	2008

Senior Notes, at face value	$400.0	$400.0
Unamortized original issue discount	(1.1)	(1.0)
Senior Notes, carrying value	398.9	399.0

Sierra Note	36.3	31.1
Total debt	$435.2	$430.1

In November 2006, White Mountains and the Company, as co-borrowers and co-guarantors, established a $500 million revolving credit facility that matures in November of 2011 (the “WTM Bank Facility”). As of December 31, 2006, the Company guaranteed $320 million which was drawn on the facility by White Mountains. White Mountains repaid this amount during the first quarter of 2007 in conjunction with the issuance of the Senior Notes (as defined below). As a result of the mandatory commitment reduction provisions in the WTM Bank Facility, the facility was reduced to $304 million as a result of the issuance of the Senior Notes (as defined below). During 2007, White Mountains replaced the WTM Bank Facility with a new $475 million revolving credit facility that matures in June 2012. This new facility removed the Company as co-borrowers and co-guarantors.

Senior Notes

On March 19, 2007, the Company issued $400 million face value of senior unsecured debt at an issue price of 99.715% (the “Senior Notes”) for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017. The net proceeds from the Senior Notes were distributed to White Mountains and were used by White Mountains in part to repay the $320 million of outstanding borrowings under the WTM Bank Facility (see above). The Company deferred $3.6 million in expenses related to the issuance of the Senior Notes (including $2.6 million in underwriting fees), which are being recognized into interest expense over the life of the Senior Notes.

In anticipation of the issuance of the Senior Notes, the Company entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the closing of the Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the Senior Notes using the interest method and is included in interest expense. At December 31, 2008, the unamortized balance of the loss remaining in accumulated other comprehensive income was $2.1 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the Senior Notes yield an effective rate of 6.49% per annum. The Company recorded $20.2 million and $26.0 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the Senior Notes for the year ended December 31, 2007 and 2008 respectively.

Sierra Note

In connection with a prior acquisition, Folksamerica Holdings on March 31, 2004 entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which will be adjusted over its approximate six-

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

year term to reflect favorable or adverse loss reserve development on the acquired loss reserve portfolio and run-off of remaining policies in force (mainly workers’ compensation business) as well as certain other balance sheet protections. Since the closing of the acquisition, the Sierra Note has been reduced by $30.9 million as a result of adverse development on the acquired reserves and run-off of unearned premium; $22.8 million of adverse development which accrued in 2005, and $9.1 million of favorable development occurring in 2007, and $5.2 million of adverse development in 2008. Interest accrues on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and will be payable at its maturity. The Company owed $31.1 million on the Sierra Note as of December 31, 2008. The Sierra Note matures on December 31, 2009. The Company recorded $1.1 million, $3.0 million, and $0.6 million in interest expenses for the years ended December 31, 2006, 2007 and 2008, respectively.

On October 31, 2008, White Mountains Re sold its remaining interest in the Sierra Group (CCIC) as part of the Berkshire Exchange transaction. White Mountains Re is still obligated to repay the Sierra Note, but Berkshire has provided White Mountains a full indemnity, whereby Berkshire will reimburse White Mountains Re all amounts due under the Sierra Note at its maturity, as adjusted for future reserve development.  Accordingly, White Mountains Re recorded a $36.3 million receivable from Berkshire in connection with the closing of the Berkshire Exchange. As a result of the adverse development since the closing of the transaction, both the Sierra Note and the receivable from Berkshire were adjusted to a carrying value of $31.1 million at December 31, 2008.

Total interest expense incurred by the Company for its indebtedness was $3.9 million, $23.2 million, and $26.2 million during 2006, 2007 and 2008, respectively. Total interest paid by the Company for its indebtedness was $2.8 million, $12.8 million, and $25.0 million during 2006, 2007 and 2008, respectively.

NOTE 18.      Preference Shares

On May 24, 2007, the Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (“Preference Shares”) and received $245.7 million of proceeds, net of $4.3 million of issuance costs and commissions. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividend paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017, and dividends are paid on a semi annual basis.  After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of (1) the 3 month LIBOR plus 3.20% or (2) 7.506% and dividends will be paid on a quarterly basis.  The Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present value of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points. In the event of liquidation of the Company, the holders of the Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds. For the year ended December 31, 2007 and  2008, the Company distributed $11.3 million and $18.8 million, respectively, of dividends in regards to these Preference Shares.

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

NOTE 19.      Comprehensive Income (Loss)

The components of comprehensive income (loss) for the years ended December 31, 2006, 2007, and 2008 are shown in the following table (in millions):

	2006	2007	2008
Net income (loss)	$281.6	$217.4	$(15.1)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	46.4	61.8	(173.4)
Unrealized gains (losses) on securities arising during the year	23.3	(39.9)	(1.2)
Reclassification adjustment for realized (gains) losses included in net income	(59.2)	57.5	—
Net change in interest rate swap	—	(2.3)	(0.2)
Net change in OneBeacon pension liability (see Note 11)	—	—	(1.0)
Other comprehensive income (loss), before tax	10.5	77.1	(175.8)

Income tax expense related to items of other comprehensive income (loss):
Tax (expense) benefit from unrealized gains (losses) arising during the year	(11.4)	25.6	0.4
Tax benefit (expense) from realized losses (gains) included in net income	18.6	(24.1)	—
Income tax benefit related to items of other comprehensive income (loss)	7.2	1.5	0.4

Other comprehensive income (loss), net of tax	17.7	78.6	(175.4)
Comprehensive income (loss)	$299.3	$296.0	$(190.5)

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

The following table shows the components of the change in accumulated other comprehensive income for years ending December 31, 2007 and 2008 (in millions):

	2007		2008
Beginning balance of accumulated other comprehensive income		$46.9		$125.5
Beginning balance of foreign currency translation adjustments	$25.5		$87.3
Cumulative effect adjustment - fair value option (See Note 3)	—		25.3	25.3
Current year change in foreign currency translation adjustments	61.8	61.8	(173.4)	(173.4)
Ending balance of foreign currency translation adjustments	$87.3		$(60.8)

Beginning balance of unrealized gains on securities	$21.4		$40.5
Cumulative effect adjustment - fair value option (See Note 3)	—		(40.5)	(40.5)
Current year change in unrealized gains (losses) on securities	19.1	19.1	(0.8)	(0.8)
Ending balance of unrealized gains (losses) on securities	$40.5		$(0.8)

Beginning balance of interest rate swap	$—		$(2.3)
Current year change in interest rate swap	(2.3)	(2.3)	(0.2)	(0.2)
Ending balance of interest rate swap	$(2.3)		$(2.5)

Beginning balance of OneBeacon pension liability	$—		$—
Current year change in OneBeacon pension liability (See Note 11)			(1.0)	(1.0)
Ending balance of OneBeacon pension liability	$—		$(1.0)
Current year change in accumulated other comprehensive income (loss)		78.6		(190.6)
Ending balance of accumulated other comprehensive income (loss)		$125.5		$(65.1)

NOTE 20.      Statutory Capital and Surplus

The Company’s operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

US

In the United States of America, individual states regulate and oversee the Company’s US insurance operating subsidiaries. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital (“RBC”) standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2008, the Company’s active U.S. operating subsidiaries exceeded their respective RBC requirements.

As part of its general regulatory oversight process, the State’s Insurance Departments usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. The New York Department of

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

Insurance conducted a financial condition examination of WMRe America for the years 2001 through 2004. This examination was concluded in 2006 but no report has been issued as of February 2009. The Company does not expect the report to contain any material adverse findings. In addition, the California Department of Insurance concluded its financial condition examination of CCIC for the years 2003 through 2005. This examination was concluded during 2007 with no material adverse findings.

WMRe America’s policyholder’s surplus, as reported to various regulatory authorities as of December 31, 2007 and 2008 was $926.6 million and $708.8 million, respectively. WMRe America’s statutory net (loss) income for the years ended December 31, 2006, 2007, and 2008 was $46.9 million, $62.9 million and $(123.8) million, respectively. The principal differences between WMRe America’s statutory amounts and the amounts reported in accordance with US GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. WMRe America’s statutory policyholders’ surplus at December 31, 2008 was in excess of the minimum requirements of relevant state insurance regulations.

Non-US

WMRe Sirius is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the “Swedish FSA”). As Sweden is a member of the European Union (the “EU”), this supervision covers all locations within the EU. Generally, the Swedish FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. The Company believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance. WMRe Sirius’s regulatory capital at December 31, 2008 was $1,343.0 million.

WMRe Bermuda is subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). Generally, the BMA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for protection of policyholders rather than shareholders. As of December 31, 2008, WMRe Bermuda had statutory capital and surplus of $589.6 million, which was in excess on the minimum requirements of the BMA.

Scandinavian Re is also subject to regulation and supervision by the BMA. As of December 31, 2008, Scandinavian Re had statutory capital and surplus of $62.0 million, which was in excess of the minimum requirements of the BMA.

Dividend Capacity

Under the insurance laws of the jurisdictions under which the Company’s reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the ability of the Company’s active reinsurance and reinsurance operating subsidiaries to pay dividends to the Company and certain of its intermediate holding companies:

WMRe America:

WMRe America has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2008 statutory surplus of $708.8 million, WMRe America would have the ability to pay approximately $70.9 million of dividends during 2009 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of December 31, 2008,

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

WMRe America had negative earned surplus. During 2008, WMRe America declared and paid $61.1 million of dividends to its immediate parent.

WMRe Sirius:

In accordance with the provisions of Swedish law, WMRe Sirius can voluntarily transfer its pre-tax income, or a portion thereof, subject to certain limitations, to its Swedish parent company to minimize taxes (referred to as a group contribution). In early 2008, WMRe Sirius transferred approximately $33 million of its 2007 pre-tax income to its Swedish parent company as a group contribution. In early 2009, WMRe Sirius intends to transfer approximately $60.0 million of its 2008 pre-tax income to its Swedish parent company as a group contribution.

WMRe Sirius has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, WMRe Sirius has allocated the majority of its pre-tax earnings, after group contributions to its Swedish parent company, to the Safety Reserve (See Note 3). As of December 31, 2008, WMRe Sirius had $55.0 million of unrestricted statutory surplus, which is available for distribution in 2009. During 2008, WMRe Sirius paid $52.0 million in dividends to its immediate parent.

WMRe Bermuda:

During 2009, WMRe Bermuda has the ability to make capital distributions without the prior approval of regulatory authorities, subject to meeting all appropriate liquidity and solvency requirements, of up to $101.0 million, which is equal to 15% of December 31, 2008 statutory capital excluding statutory surplus. During 2008, WMRe Bermuda declared and paid $42.5 million of dividends and made $17.5 million of capital distributions to its immediate parent.

Other:

During 2008, WMRUS declared and paid $9.0 million of dividends to its immediate parent. At December 31, 2008, WMRUS had $1.8 million of unrestricted cash.

In addition, during 2008, White Mountains Re paid $100.0 million of dividends to its immediate parent. As of December 31, 2008, White Mountains Re and its intermediate holding companies had approximately $97.1 million of net unrestricted cash and fixed maturity investments outside of WMRe America, WMRe Sirius, WMRe Bermuda and WMRUS.

NOTE 21.      Shareholders’ Equity

Capital Contributions

White Mountains contributed a total of $106 million in cash and investments to the Company during 2006. Included in the 2006 contributions is the deferred gain of $4 million on the sale of Symetra common stock to White Mountains and the deferred gain of $2 million on the sale of Sirius America.

Dividends

During 2006, 2007, and 2008, the Company distributed dividends of approximately $45.8 million, $466.0 million and $100.0 million, in cash and investments to its parent, respectively.

NOTE 22. Fair Value of Financial Instruments

FAS No. 107, Disclosure about Fair Value of Financial Instruments (“FAS 107”), requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, the fair values of these financial instruments were estimated by discounting future cash flows using current market rates for similar obligations or using quoted market prices. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. FAS 107 excludes certain financial instruments from disclosure,

White Mountains ReGroup, Ltd.

Notes to the Consolidated Financial Statements

including insurance contracts, other than financial guarantees and investment contracts. White Mountains Re carries its financial instruments on its balance sheet at fair value with the exception of its fixed-rate, long-term indebtedness and its mandatorily redeemable preferred stock.

The following table summarizes the fair value and carrying value of financial instruments as of December 31, 2007 and 2008 (in millions):

	December 31, 2007		December 31, 2008
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value
WMRe Senior Notes	$398.3	$398.9	$254.0	$399.0
WMRe Preference Shares	$219.4	$250.0	$117.5	$250.0

NOTE 23.      Subsequent Events

In the first quarter of 2009, Galileo returned $30 million of its capital to the Company and the Company returned this capital to its Parent. Also in the first quarter, the Company made additional dividends and distributions to its Parent of $78 million, including the $53 million CCIC promissory note and $25 million in cash.